EXHIBIT 10.1

SUBLEASE FOR

THERACOM, INC., an Ohio corporation

EXHIBITS

A	Site Plan Showing Premises

B	List of Licensed FF&E

C	Location of Exclusive Dock Area

D	List of Initial Plans

E	Form of Sublease Consent, Subordination, Non-disturbance and Attornment Agreement

F	Declaration as to Date of Delivery and Acceptance of Possession of Premises

G	Form of Letter of Credit

H	Form of Sublease Guaranty

I	Description of 6509 Equipment

J	Location of Reserved Parking Spaces

K	Location of Generator Area

L	Prime Lease

SUBLEASE

     THIS SUBLEASE is made and entered into as of this 10th day of June, 2003 (the “Effective Date”) by and between MANUGISTICS, INC., a Delaware corporation, hereinafter called “Sublessor,” and THERACOM, INC., an Ohio corporation, hereinafter called “Subtenant.”

WITNESSETH:

     WHEREAS, by Office Lease dated December 19, 2000, as amended by First Amendment to Lease dated June 14, 2001 (the “First Amendment”) and Second Amendment to Lease dated March 24, 2003 (collectively, the “Prime Lease”), JOHN F. JAEGER, TRUSTEE (“Prime Landlord”) leased to Sublessor approximately 282,783 square feet of rentable area (the “Prime Lease Premises”) being the entire rentable area of Buildings 1, 2 and 3 (said Buildings collectively referred to as the “Project”) of the Danac Stiles Corporate Office Campus (the “Park”) at the intersection of Great Seneca Highway and Key West Avenue, at the rent and upon and subject to the terms and conditions set forth in the Prime Lease; and

     WHEREAS, Subtenant desires to sublet from Sublessor a portion of the Prime Lease Premises;

     NOW, THEREFORE, the parties hereto, for themselves, their successors and assigns, mutually covenant and agree as follows:

1. Premises

     A.     Sublessor hereby leases to Subtenant, and Subtenant hereby leases from Sublessor, for the term and upon the conditions hereinafter provided, approximately 72,599 square feet of rentable area (the Premises), being the entire rentable area in the building (Building 3) situated at 9715-C Key West Avenue, Rockville, Maryland (the “Building”). The Premises is cross-hatched on the site plan attached hereto and made a part hereof as Exhibit A. The Building and the land upon which it is situated is referred to as the “Property”. Subtenant shall also be entitled to the use of the exterior portions of the Park to the same extent as Sublessor’s rights thereto under the Prime Lease. Sublessor hereby reserves exclusive use of Buildings 1 and 2 of the Project, including the lobby areas therein.

     Subtenant accepts possession of the Premises in its “as is” condition existing on the date possession is delivered to Subtenant (Sublessor represents to its actual knowledge that the base building systems are in good working condition), without requiring any alterations, improvements or decorations to be made by Sublessor or at Sublessor’s expense, provided, however, that Sublessor, at Sublessor’s expense, shall remove all furniture, trade fixtures, tenant equipment and voice and data cabling from the Premises, other than the furniture, fixtures, equipment and cabling specified on Exhibit B attached hereto (the “Licensed FF&E”). Sublessor hereby licenses to Subtenant the Licensed FF&E, for the Term and upon the terms and conditions set forth in this Sublease. Subtenant represents that it has thoroughly examined the Building and the Premises and is aware of and accepts the existing condition of the Building and the Premises.

     B.     If and to the extent Sublessor markets any additional office space in the Prime Lease Premises for subleasing during the term of this Sublease, then Sublessor shall first offer such office space to Subtenant at the same terms and conditions as the Premises, except at the then-prevailing market rent including appropriate adjustments for market concessions and transaction expenses for similar space in the Rockville/Gaithersburg submarket. Sublessor shall deliver to Subtenant written notice (the “First Offer Notice”) of the size and location of the space (the “First Offer Space”) that Sublessor desires to market and the market rent and other economic terms and conditions upon which Sublessor proposes to sublease the First Offer Space. If Subtenant desires to lease the First Offer Space, then Subtenant shall deliver written notice of exercise (the “Exercise Notice”) to Sublessor no later than ten (10) business days following delivery of the First Offer Notice. In such event, Sublessor and Subtenant shall attempt in good faith to negotiate the economic terms and conditions for the subleasing of the First Offer Space. If (a) Subtenant does not timely deliver the Exercise Notice to Sublessor, or (b) Sublessor and Subtenant do not agree on the economic terms and conditions for the subleasing of the First Offer Space within ten (10) business days after delivery of the First Offer Notice, or (c) Sublessor and Subtenant do not execute an amendment to this Sublease within ten (10) business days after Sublessor delivers to Subtenant a draft amendment, then Sublessor shall be entitled to sublease such First Offer Space to any third party at not less than 90% of the base rent set forth in the First Offer Notice. If Sublessor has not leased the First Offer Space (or is not in bona fide good faith negotiation of a final lease document for it) within six (6) months after the date of the First Offer Notice, Sublessor may not then lease the First Offer Space to a third party or Sublessor affiliate without first reoffering it to Subtenant using the procedure set forth in this Section. It is expressly understood that the Sublease Consent/SNDA (as hereinafter defined) shall not apply to any such First Offer Space subleased by Subtenant, with the result that if the Prime Lease is terminated prior to the expiration of the Term of this Sublease and this Sublease is converted into an amended and restated lease between Prime Landlord and Subtenant (the “Restated Direct Lease”), pursuant to the terms of the Sublease Consent/SNDA, then this Section 1.B shall be null and void and the Term of this Sublease with respect to any First Offer Space subleased by Subtenant hereunder shall terminate upon termination of the Prime Lease.

     C.     Subtenant shall have the right to use both loading docks serving the Project. Sublessor and Subtenant shall cooperate to share the truck court area of the Project to accommodate deliveries. So long as Subtenant subleases all of the rentable area of the Building, Subtenant shall have the option (the “Exclusive Dock Election”) to have the right to the exclusive use of the loading dock which does not have the load leveler, as indicated on Exhibit C (the “Exclusive Dock”) by delivering to Sublessor written notice of the Exclusive Dock Election within ninety days after the Rent Commencement Date. If Subtenant timely delivers such a notice, then, (i) Subtenant at its expense shall be entitled to secure and demise approximately 700 square feet of staging area adjacent to the Exclusive Dock, as outlined on Exhibit C (the “Exclusive Dock Area”); (ii) Subtenant shall have exclusive use of the Exclusive Dock and Exclusive Dock Area at no additional charge or rent hereunder; and (iii) Subtenant shall not be entitled to use the other loading dock or area adjacent thereto, as indicated on Exhibit C. If after making the Exclusive Dock Election Subtenant subleases less than all of the rentable area in the Building, then Subtenant shall share the Exclusive Dock and Exclusive Dock Area with other tenants and occupants of the Building.

     D.     Subtenant, its employees and visitors shall have the right to use the lobby of Building 2 (the “Building 2 Lobby”) in the Project for the purpose of pedestrian access to (and from) Building 3 to (and from) the conference facilities in Buildings 1 and 2 and the parking garage for the Project. The Building 2 Lobby may be used only in accordance with the provisions of this Section 1.D and in a manner consistent with the professional corporate image projected by the Building 2 Lobby and Sublessor’s use thereof as of the Effective Date.

     The following specific rules and regulations (“Lobby Rules”) apply to use of the Building 2 Lobby: (a) use shall be only in a manner consistent with the professional corporate image of the Building 2 Lobby; (b) all individuals shall be dressed in appropriate business attire (which shall be deemed to include “business casual” attire); (c) individuals shall not congregate or sit, but shall use the Building 2 Lobby only for ingress and egress; (d) no food or drink shall be consumed; (e) no loud or boisterous conversation (including on cell phones) shall be allowed; (f) no cell phone ringers or music (including personal radios/CDs/tape players, etc. with headphones) shall be allowed; and (g) no smoking shall be allowed. In addition, the Lobby Rules shall include such other reasonable rules and regulations promulgated by Sublessor for the purpose of maintaining the professional corporate image of the Building 2 Lobby, so long as Sublessor delivers to Subtenant written notice of the new rules at least fifteen (15) days before they are applicable.

     Sublessor reserves the right to employ temporary or permanent security practices and procedures (including lockdowns) applicable to all persons using the Building 2 Lobby as Sublessor in good faith deems reasonably necessary and prudent in light of then existing security threats or situations. Sublessor shall deliver to Subtenant such prior notice of such practices and procedures as is practicable under the circumstances.

     Sublessor reserves the right to retain exclusive use of the Lobby on a temporary basis from time to time for special events. Sublessor shall deliver to Subtenant five (5) business days’ prior written notice of each such special event, provided that if Sublessor’s employees receive less than five (5) business days’ notice of a special event, then Sublessor shall deliver to Subtenant prior oral or written advice of such special event concurrently with notice to its employees.

     Subtenant’s corporate policy shall include adherence to the Lobby Rules, and Subtenant shall reasonably cooperate with Sublessor in the enforcement thereof. Subtenant is responsible for providing the Lobby Rules to Subtenant’s employees and procuring the employees’ compliance with the Lobby Rules.

     If any individual violates any Lobby Rule (a “Violation”), then Sublessor shall have the right to require such individual to immediately comply with the Lobby Rules, and if such individual does not so immediately comply (or is not in a position to immediately comply, e.g., appropriate business attire), Sublessor shall have the right to require such individual to immediately vacate the Building 2 Lobby and access Building 3 from the exterior. Sublessor shall use its security guard(s)/lobby attendant(s) for this purpose, and shall exercise such right in a professional and courteous manner, unless circumstances dictate otherwise.

     If any employee of Subtenant commits a Violation, Sublessor may deliver prompt written notice thereof to Subtenant (the “Warning Notice”). If Sublessor delivers the Warning Notice, then Subtenant promptly shall issue a verbal warning to such employee. If such employee of Subtenant commits a Violation within 120 days after delivery of the Warning Notice, then Sublessor may deliver prompt written notice thereof to Subtenant (the “Probation Notice”). If Sublessor delivers the Probation Notice, then Subtenant shall promptly issue a written warning to such employee. If such employee of Subtenant commits a Violation within 120 days after delivery of the Probation Notice, then Sublessor may deliver prompt written notice thereof to Subtenant (the “Suspension Notice”). If Sublessor delivers the Suspension Notice, then (a) such employee’s use of the Building 2 Lobby shall be suspended for the 120 day period following delivery of the Suspension Notice (the “Suspension Period”), and (b) Subtenant shall pay to Sublessor, as liquidated damages, the amount of Two Thousand Five Hundred Dollars ($2,500.00) (the “Suspension Payment”), as additional rent under this Sublease due within thirty (30) days after delivery of the Suspension Notice, provided, however, that if within such thirty (30) day period Subtenant delivers to Sublessor written evidence that such employee is no longer working at the Project and will not work at the Project for the 120 day period following delivery of such written evidence, then, so long as such employee does not work at the Project during such 120 day period, the Suspension Payment with respect to such employee shall be waived. After delivery of the Suspension Notice, Subtenant shall take such action as Subtenant deems necessary, in Subtenant’s reasonable judgment, to prevent such employee’s use of the Building 2 Lobby during the Suspension Period. If such employee enters or attempts to enter the Building 2 Lobby or commits a Violation during the Suspension Period, then Sublessor may deliver prompt written notice thereof to Subtenant (the “Repeated Violation Notice”). If Sublessor delivers the Repeated Violation Notice, then (a) the Suspension Period for such employee shall be extended to 120 days following delivery of the Repeated Violation Notice, and (b) Subtenant shall pay to Sublessor, as liquidated damages, the amount of Ten Thousand Dollars ($10,000.00), as additional rent under this Sublease due within thirty (30) days after delivery of the Repeated Violation Notice. If such employee enters or attempts to enter the Building 2 Lobby or commits a Violation during the extended Suspension Period, then the provisions of the immediately preceding sentence shall apply for each such incident with respect to such employee.

2. Term

     A.     The term of this Sublease shall commence on the date (the “Commencement Date”) that is the later of (i) the date Sublessor obtains and provides to Subtenant complete copies of the Required Approvals (as hereinafter defined) and (ii) the date Sublessor delivers possession of the Premises to Subtenant as required in Section 1. The term of this Sublease shall expire on May 31, 2012 (the “Expiration Date”). The term of this Sublease and any extensions thereof shall be referred to as the “Term”. Simultaneously with execution of this Sublease by Subtenant, Subtenant shall deliver to Sublessor (a) the space plans, demolition plans and signage plans listed on Exhibit D attached hereto (collectively, the “Initial Plans”) and (b) the Sublease Consent/SNDA (as hereinafter defined).

     It is a condition precedent to Subtenant’s obligations hereunder that the Required Approvals be obtained. If the Commencement Date has not occurred by the date which is one hundred twenty (120) days after Subtenant delivers to Sublessor (a) this Sublease, executed by Subtenant, in form agreed to by Sublessor and Subtenant, (b) the Sublease Consent/SNDA,

executed by Subtenant, and (c) the Initial Plans (such date, as extended by Subtenant Revision Days [as hereinafter defined], referred to as the “Cancellation Date”), then (a) this Sublease shall be null and void, (b) Sublessor shall return to Subtenant the Security Deposit and Monthly Rent paid by Subtenant, and (c) Sublessor and Subtenant each shall be completely released and discharged from all obligations of this Sublease and any and all liability for damages claimed or suffered by the other party in any way related to this Sublease or the Premises. Subtenant shall incorporate all reasonable revisions to the Initial Plans requested in writing by Sublessor or Prime Landlord. The period of time from the delivery of such written request to submittal of the revised Initial Plans by Subtenant shall be referred to as the “Subtenant Revision Days.”

     "Required Approvals” is defined to mean (a) execution by Prime Landlord of the Sublease Consent/SNDA, (b) Prime Landlord’s and Sublessor’s written consent to the Initial Plans, and (c) consent in writing to this Sublease by Bank of America, NA, as required or permitted under the Subordination, Non-Disturbance and Attornment Agreement between Sublessor, Prime Landlord and Bank of America, NA, dated December 20, 2000. The “Sublease Consent/SNDA” as referenced above means a separate agreement between Sublessor, Subtenant, and Prime Landlord in the form of Exhibit E attached to this Sublease, that is a recognition agreement as contemplated under Section 10.1(c) and (d) of the Prime Lease, and under which Prime Landlord consents to this Sublease, waives its right of recapture in connection therewith, consents to Subtenant’s use, and approves the Initial Plans and the location of the Generator Area (as defined below).

     B.     The “Rent Commencement Date” shall be the earlier of (i) sixty (60) days following the Commencement Date, or (ii) the date Subtenant commences business operations in the Premises. When Subtenant accepts possession of the Premises, Sublessor and Subtenant shall execute the “Declaration as to Date of Delivery and Acceptance of Possession of Premises,” attached hereto as Exhibit F, which shall specify the Commencement Date.

     C.     So long as there is no Event of Default (as hereinafter defined) on the date Subtenant exercises this option to terminate or at any time thereafter to and including the Termination Date (as hereinafter defined), Subtenant shall have the one-time right to terminate this Sublease (or terminate this Sublease with respect to one (1) or two (2) full floors, as described below) effective as of the last day of a calendar month, no earlier than the last day of the sixtieth (60th) full calendar month following the Rent Commencement Date, and no later than the earlier of (a) the last day of the seventy-second (72nd) full calendar month following the Rent Commencement Date or (b) June 30, 2009. Subtenant may exercise this option to terminate only by delivering to Sublessor no less than twelve (12) months’ prior written notice of termination (the “Termination Notice”) accompanied by the applicable Termination Payment (as hereinafter defined). The Termination Date shall be the last day of the calendar month in with the first (1st) anniversary of the date of delivery of the Termination Notice occurs. The “Termination Payment” shall be the following “per rsf amount,” multiplied by the number of rentable square feet of the Premises being terminated, with respect to a termination effective as of the last day of the following applicable full calendar month following the Rent Commencement Date:

Month	Termination Payment per RSF

60	$5.19
61	$5.10
62	$5.00
63	$4.91
64	$4.81
65	$4.72
66	$4.62
67	$4.52
68	$4.42
69	$4.32
70	$4.22
71	$4.12
72	$4.02

     For example, if Subtenant exercises this right to terminate with respect to 48,399 square feet of rentable area with a Termination Date on the last day of the sixty-sixth (66th) full calendar month following the Rent Commencement Date, then the Termination Payment shall be $223,603.38.

     Subtenant’s one-time right to terminate pursuant to this Section 2.C may be for either (a) the entire Premises, (b) the entire first (1st) floor only, (c) the entire third (3rd) floor only, (d) the entire first (1st) and second (2nd) floors only, or (e) the entire second (2nd) and third (3rd) floors only. Subtenant shall designate in the Termination Notice which of (a) – (e) above Subtenant elects. If Subtenant fails to so designate one of (a) – (e) above in the Termination Notice, then the Termination Notice shall be deemed to apply to the entire Premises.

     If Subtenant exercises this option to terminate with respect to the entire Premises, then the Term shall terminate on the Termination Date with the same force and effect as if such date were the Expiration Date. If Subtenant exercises this option to terminate with respect to one (1) or two (2) full floors only, then (i) the Term with respect to the full floors designated for termination in the Termination Notice shall terminate on the Termination Date with the same force and effect as if such date were the Expiration Date;(ii) the Term shall continue with respect to the full floor(s) not designated for termination; (iii) Monthly Rent, Subtenant’s Share of OE/Tax Rent (as hereinafter defined) and Subtenant’s non-reserved parking spaces shall be reduced as of the Termination Date on a pro rata per rentable square foot basis; (iv)Subtenant’s reserved parking spaces shall be reduced on a pro rata per rentable square foot basis, as indicated on Exhibit J; (v) if Subtenant occupies less than two (2) full floors in the Building, then Subtenant shall not be entitled to the Exterior Sign and at its expense shall remove the Exterior Sign; and (vi) if Subtenant occupies less than one (1) full floor in the Building, then Subtenant shall not be entitled to the Monument Sign and at its expense shall remove the Monument Sign.

     If an uncured Event of Default occurs between the date Subtenant delivers the Termination Notice and the Termination Date, Sublessor at its option may rescind the Termination Notice (by delivering written notice of rescission to Subtenant) and apply the Termination Payment to the payment of rent hereunder, in which event Subtenant’s right to terminate shall be null and void and the Term shall continue through the Expiration Date, subject to the terms and conditions of this Sublease.

     Sublessor agrees that so long as (a) no material Event of Default exists, and (b) Subtenant does not exercise its right to terminate this Sublease with respect to the entire Premises as set forth in this Section 2.C, then Sublessor will not exercise its rights granted under Section 10 of the First Amendment to terminate the Prime Lease as to the Premises. If Sublessor exercises any renewal right under Article 29 of the Prime Lease, Sublessor shall give notice of the exercise to Subtenant concurrently with delivery of such notice to Prime Landlord.

3. Use

     A.     Subtenant shall use and occupy the Premises solely for general office and administrative purposes, pharmacy fulfillment/distribution and all other lawful purposes in connection with Subtenant’s intended use, subject to and in accordance with the Prime Lease and all applicable zoning and other governmental regulations. Subtenant shall not use or occupy the Premises for any unlawful purpose or in any manner that will violate the certificate of occupancy for the Premises and/or the Building or that will constitute waste, nuisance or unreasonable annoyance to Sublessor or other tenants or users of the Park. Subtenant shall comply with all present and future laws (including court orders and judicial decisions), ordinances (including zoning ordinances and land use requirements), regulations and orders (including those made by any public or private agency having authority over insurance rates) (collectively, “Laws”) concerning the use, occupancy and condition of the Premises and all equipment, furnishings and improvements therein. If any Law requires an occupancy or use permit or license for the Premises or the operation of any business conducted therein, Subtenant at its expense shall obtain and keep current such permit or license and shall promptly deliver a copy thereof to Sublessor. Sublessor agrees that if there is space in the Building not occupied by Subtenant, Sublessor shall not lease or allow occupancy of such space by a medical office user or a direct competitor of Subtenant.

     B.     Subtenant shall pay, before delinquency, any franchise, business, rent or other taxes that are now or hereafter levied, assessed or imposed upon Subtenant’s use or occupancy of the Premises, the conduct of Subtenant’s business at the Premises, or Subtenant’s equipment, fixtures, furnishings, inventory or personal property. If any such taxes are enacted, changed or altered so that any of such taxes are levied against Sublessor, or the mode of collection of such taxes is changed so that Sublessor is responsible for collection or payment of such taxes, then Subtenant shall pay as additional rent due hereunder the amount of any and all such taxes.

     C.     Subtenant shall not cause or permit any Hazardous Materials (as defined in this Section 3.C) to be generated, used, released, stored or disposed of in or about the Park; provided, however, that Subtenant may use and store reasonable quantities of such materials as may be necessary for Subtenant to conduct normal general office operations in the Premises (including fuel for the Generator), so long as (i) such use and storage complies with all Laws, (ii) prior to such use and storage, Subtenant provides Sublessor and Prime Landlord with all applicable Material Safety Data Sheets required by any governmental agency, and (iii) Subtenant complies with all provisions of the Prime Lease with respect thereto. “Hazardous Materials” shall mean (a) “hazardous wastes,” as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time, (b) “hazardous substances,” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, (c) “toxic substances,” as defined by the Toxic Substances Control Act, as amended from time to time, (d) “hazardous materials,” as defined by the Hazardous Materials Transportation Act, as amended from time to time, (e) oil or other petroleum products, (f) chlorofluorocarbons, and (g) any substance whose presence could be detrimental to any portion of the Park or hazardous to health or the environment. Subtenant shall promptly remediate in compliance with all Laws any disposal, release or threatened release of Hazardous Materials within or from the Premises and, to the extent caused by Subtenant, its agents, employees, invitees and any party claiming by, through or under Subtenant, any disposal, release or threatened release of Hazardous Materials outside of the Premises, provided that Subtenant shall deliver to Sublessor and Prime Landlord no less than ten (10) days’ prior written notice of the intended remediation (including the intended method of remediation and such further information as Prime Landlord and/or Sublessor shall reasonably request), and Prime Landlord shall have the right, exercisable by written notice to Sublessor and Subtenant, to itself perform, or cause to be performed, such remediation, and Subtenant shall reimburse Prime Landlord for the actual cost incurred by Prime Landlord in connection with such remediation.

     D.     To Sublessor’s actual knowledge without independent investigation, the Building as of the Effective Date is not in violation of any Laws relating to the Americans with Disabilities Act of 1990, as amended (and the regulations promulgated thereunder) (collectively, the “ADA”), Hazardous Materials, or any applicable life safety code or requirement. For purposes herein, “Sublessor’s actual knowledge” shall mean to the actual knowledge, without independent investigation, of Kevin Hammond, Manager of Facilities.

4. Rent

     A.     Subtenant covenants and agrees to pay to Sublessor rent of any kind or nature specified in this Sublease, including Monthly Rent (as defined in Section 4.C) and additional rent (as defined in Section 4.D). Subtenant’s obligation to pay rent shall begin on the Rent Commencement Date and shall accrue until this Sublease expires or is terminated in accordance with its terms, and all rent so accruing shall continue to remain an obligation of Subtenant until completely satisfied.

     B.     Subtenant shall make all payments of rent by check, payable to Sublessor and delivered to c/o Manugistics, Inc., 9715 Key West Avenue, Rockville, Maryland 20850-3915, Attention: Real Estate Manager, or to such other party or to such other address as Sublessor may designate from time to time by written notice to Subtenant, without demand and without deduction, set-off or counterclaim. If Sublessor at any time or times accepts rent after it is due and payable, such acceptance shall not excuse delay upon subsequent occasions, or constitute, or be construed as, a waiver of any or all of Sublessor’s rights hereunder.

     C.     The base annual rent for the Premises, as of the Rent Commencement Date, shall be One Million One Hundred Ninety Seven Thousand Eight Hundred Eighty Three and 50/100ths Dollars ($1,197,883.50) payable in equal monthly installments of Ninety Nine Thousand Eight Hundred Twenty Three and 63/100ths Dollars ($99,823.63) each (“Monthly Rent”), subject however to adjustment as provided in Section 7. The term “Monthly Rent” is deemed to mean Monthly Rent as adjusted pursuant to Section 7.

     D.     Monthly Rent as specified above shall be payable in advance on the first (1st) day of each calendar month during the Term from and after the Rent Commencement Date, with the first such installment to be paid simultaneously with the execution of this Sublease by Subtenant and applied as of the Rent Commencement Date. Subtenant shall also pay to Sublessor with the payment of Monthly Rent such payments of additional rent provided for in Section 6. All sums, charges, expenses and costs due hereunder by Subtenant (other than Monthly Rent), including without limitation charges for additional services provided by Sublessor at Subtenant’s request, shall constitute “additional rent” under this Sublease.

     E.     If the Rent Commencement Date, and therefore the obligation under this Sublease to pay Monthly Rent hereunder, begins on a day other than the first day of a calendar month, then Monthly Rent from such date until the first day of the following calendar month shall be prorated at the rate of one-thirtieth (1/30th) of Monthly Rent for each day of that month from and including the Rent Commencement Date, payable in advance, as specified above.

     F.     If Subtenant fails to make any payment of Monthly Rent, additional rent or any other sum due hereunder within five days after the date such payment is due and payable (without regard to any grace period specified in Section 24), then Subtenant shall pay to Sublessor, as additional rent upon demand, a late charge of five percent (5%) of the amount not timely paid, together with interest on such payment and late fee at the Interest Rate (as hereinafter defined), accruing from the date such installment or payment was due and payable to the date of payment thereof by Subtenant.

5. Deposit

     Simultaneously with execution of this Sublease by Subtenant, Subtenant shall deposit with Sublessor the sum of One Hundred Fifty One Thousand Two Hundred Forty-Seven and 92/100ths Dollars ($151,247.92) (the “Security Deposit”), as security for the payment and performance by Subtenant of all of Subtenant’s obligations, covenants, conditions and agreements under this Sublease. If an Event of Default occurs, Sublessor shall have the right, but not the obligation, to use, apply or retain all or any portion of the Security Deposit for the payment of any Monthly Rent or additional rent in default or for the payment of any other sum to which Sublessor may become obligated to pay hereunder, or which Sublessor may incur, by reason of Subtenant’s default. If Sublessor so uses or applies all or any portion of the Security Deposit, Subtenant shall upon demand deposit cash with Sublessor in an amount sufficient to restore the Security Deposit to the full amount set forth above. Sublessor shall not be required to keep the Security Deposit separate from its general accounts. If Subtenant defaults under this Sublease, the Security Deposit shall not be deemed liquidated damages and Sublessor may apply the Security Deposit to reduce Sublessor’s damages, and such application of the Security Deposit shall not preclude Sublessor from recovering from Subtenant all additional damages incurred by Sublessor. Except for early return of the Security Deposit as provided in the last paragraph of this Section 5, the Security Deposit, or so much thereof as has not been applied by Sublessor, shall be returned, without payment of interest or other increment for its use, to Subtenant (or at Sublessor’s option, to the last assignee, if any, of Subtenant’s interest hereunder) within thirty (30) days after the later of (i) the last day of the Term, (ii) the date Subtenant vacated the Premises, or (iii) the date Subtenant has fulfilled all of its obligations hereunder.

     No trust relationship is created between Sublessor and Subtenant regarding the Security Deposit. Subtenant shall not look to any Mortgagee (as hereinafter defined) or successor in title to the Premises for accountability for the Security Deposit unless the Security Deposit has actually been received by said Mortgagee or successor in title as security for Subtenant’s performance under this Sublease. Sublessor may deliver the Security Deposit to any purchaser of Sublessor’s interest in the Premises, and thereupon Sublessor shall be discharged from any further liability with respect to the Security Deposit. The term “Mortgagee” as used in this Sublease, shall be the party having the benefit of a Mortgage (as hereinafter defined) and shall include a mortgagee-in-possession. The term “Mortgage” as used in this Sublease shall mean any mortgage, deed of trust or ground lease now or subsequently arising upon the Premises, Building or Project, and all renewals, extensions, modifications, recastings or refinancings thereof.

     Subtenant shall have the right to deliver to Sublessor an unconditional, irrevocable commercial letter of credit (the “Letter of Credit”) in substitution for the cash Security Deposit. The Letter of Credit shall (a) be in the amount of the Security Deposit as set forth above; (b) be in form and substance reasonably satisfactory to Sublessor and issued by a federally insured commercial bank reasonably acceptable to Sublessor located in the Washington, D.C. metropolitan area (the “Issuer”); (c) be payable in full or partial draws; (d) expressly provide that it and/or the proceeds thereof are transferable and assignable (without cost to Sublessor); and (e) shall include an “evergreen” provision which provides that the Letter of Credit shall be automatically renewed on an annual basis unless the Issuer delivers sixty (60) days’ prior written notice of non-renewal to Sublessor by nationally recognized overnight courier with receipt therefor and copy by facsimile, such that the Letter of Credit remains in effect through the thirtieth (30th) day after the expiration of the Term (subject to early return of the Security Deposit as provided in the last paragraph of this Section 5). Sublessor hereby approves the form of letter of credit attached hereto as Exhibit G.

     Sublessor shall be permitted to draw upon the Letter of Credit in any of the following circumstances: (i) if an Event of Default (as defined in Section 24) occurs, (ii) if a default under this Sublease occurs and Sublessor is prevented by applicable law from delivering notice of such default, (iii) if the Issuer delivers notice of cancellation or non-renewal, and Subtenant does not deliver to Sublessor a replacement Letter of Credit in compliance with the provisions of this Section 5 no later than thirty (30) days prior to the expiration of the Letter of Credit, or (iv) if Subtenant does not deliver to Sublessor a replacement Letter of Credit in compliance with the provisions of this Section 5 within five (5) business days after demand by Sublessor if Standard and Poor’s (or its successor or comparable [if no successor]) long term debt rating of the Issuer falls below AA. In the event of a draw, Sublessor may apply all or a portion of the proceeds thereof necessary to fully compensate Sublessor under the same terms that Sublessor would be entitled to apply the Security Deposit and retain the remaining proceeds thereof for the remainder of the Term as the Security Deposit, and Subtenant upon demand shall deposit with Sublessor cash or an additional letter of credit meeting the requirements for the Letter of Credit as set forth in this Section 5, in an amount sufficient to replace the funds so used by Sublessor and the entire amount shall thereafter be held by Sublessor in cash (and the additional letter of credit, if applicable). Subtenant may not seek to prevent Sublessor from drawing on the Letter of Credit, but rather may only seek return of funds in the event of a wrongful draw.

     If the Letter of Credit expires without draw, Subtenant shall within five (5) business days thereafter deliver to Sublessor a new Letter of Credit in accordance with the provisions of this Section 5.

     So long as there has been no Event of Default in the preceding twelve calendar months, Sublessor shall return the Security Deposit to Subtenant within thirty (30) days following the second (2nd) anniversary of the Rent Commencement Date, and as of that date Subtenant shall have no further obligation to maintain the Letter of Credit.

     Simultaneously with execution of this Sublease by Subtenant, Subtenant shall cause AdvancePCS, a Delaware corporation, to execute and deliver the Sublease Guaranty in the form attached hereto as Exhibit H.

6. Operating Expenses and Real Estate Taxes.

     A.     Commencing on the Rent Commencement Date and continuing throughout the Term, Subtenant shall pay to Sublessor, as additional rent under this Sublease, 25.67% (“Subtenant’s Share”) of the amount of additional rent Sublessor is obligated to pay pursuant to Article 5 of the Prime Lease (the “OE/Tax Rent”).

     B.     Commencing with the Rent Commencement Date, and at the beginning of each year thereafter, Sublessor shall submit to Subtenant a copy of Prime Landlord’s estimate of Operating Expenses for such year, as received by Sublessor pursuant to Section 5.2 of the Prime Lease. Subtenant shall make monthly installment payments on account of Subtenant’s Share of OE/Tax Rent on an estimated basis, based on Prime Landlord’s estimate (including any Mid-Year Adjustment, as defined in Article 5 of the Prime Lease, as applicable). Each monthly installment shall be due on the first (1st) day of the month, commencing on the first (1st) day of the month following the date which is thirty (30) days after Sublessor delivers Prime Landlord’s estimate to Subtenant. As of the date of this Sublease, Prime Landlord’s estimate of OE/Tax Rent is $6.50 per rentable square foot. Accordingly, commencing on the Rent Commencement Date and until such time as Sublessor delivers to Subtenant a revised estimate from Prime Landlord, Subtenant shall pay to Sublessor, as additional rent payable with each installment of

Monthly Rent, estimated payments on account of Subtenant’s Share of OE/Tax Rent, in the amount of Thirty Nine Thousand Three Hundred Twenty Four and 46/100ths Dollars ($39,324.46) per month.

     C.     Sublessor shall submit to Subtenant a copy of each annual reconciliation statement received from Prime Landlord pursuant to Section 5.3 of the Prime Lease, together with a similar statement with respect to Subtenant’s Share of OE/Tax Rent. If the statement indicates an overpayment, Sublessor shall refund the excess, without interest, to Subtenant with delivery of the statement, or shall credit the excess against the next installment(s) of Rent due under this Sublease. With respect to any annual reconciliation statement, Sublessor, at Subtenant’s request, shall exercise its rights to inspect and/or audit Prime Landlord’s books and records pursuant to Section 5.8 of the Prime Lease, on Subtenant’s behalf and at Subtenant’s risk, but only so long as Subtenant delivers to Sublessor written notice of the action(s) Subtenant desires Sublessor to take under the Prime Lease within ninety (90) days after Sublessor delivers to Subtenant such annual reconciliation statement. Subtenant shall reimburse Sublessor, as additional rent hereunder payable within thirty (30) days after Sublessor delivers a statement therefor, for all reasonable costs and expenses incurred by Sublessor in connection with any such inspection and dispute on Subtenant’s behalf.

     D.     In addition to OE/Tax Rent, Subtenant shall pay for electricity for the Premises, as set forth in Section 15.B of this Sublease.

     E.     Notwithstanding anything in this Sublease or the Prime Lease to the contrary, the parties agree that (a) it is their intention that Subtenant receive the benefit of the cap on Controllable Operating Expenses set forth in Section 5.9 of the Prime Lease and that Sublessor pass through to Subtenant only Subtenant’s proportionate share of those sums of OE/Tax Rent that Sublessor is actually obligated to pay to Prime Landlord, and (b) if Real Estate Taxes (as defined in the Prime Lease) are levied against the Building at a different rate than levied against Buildings 1 and 2 of the Project due to occupancy by different parties (on account of the Miller Bill or otherwise), then Subtenant’s obligation to pay OE/Tax Rent hereunder shall be calculated with respect to the Real Estate Taxes levied against the Building.

7. Rent Escalation

     Commencing on the first (1st) anniversary of the Rent Commencement Date and on each anniversary of the Rent Commencement Date thereafter during the Term (each of such dates being herein referred to as an “Adjustment Date”), Monthly Rent shall be increased by an amount equal to the product of (i) the Monthly Rent in effect immediately prior to the Adjustment Date (ignoring any rental concessions or abatements then in effect) and (ii) one hundred three percent (103%). The Monthly Rent, as adjusted, shall be due and payable as of such Adjustment Date and on the first (1st) day of each month thereafter until the next Adjustment Date or the end of the Term, whichever is applicable.

8. Assignment and Subletting

     A.     Subject to the provisions of Section 8.E below, Subtenant may not assign or otherwise transfer this Sublease, or sublet (which for purposes of this Sublease is defined to include permitting occupancy or use by another party, whether by license, concession, occupancy agreement or otherwise) the Premises, or any part thereof, or extend the term of any subletting or occupancy agreement, or materially amend or modify the terms of any assignment, transfer, subletting or other occupancy agreement (collectively, a “Transfer”) without giving Sublessor ten (10) days prior written notice (“Transfer Notice”) of such proposed Transfer. If Subtenant seeks to sublet a part of the Premises (the “Sublet Portion”), the Transfer Notice shall also identify the area of the proposed Sublet Portion. Except as set forth in Section 8.E below, within ten (10) days after receipt of the Transfer Notice (the “Recapture Period”), Sublessor shall have the option (a) to terminate this Sublease, if Subtenant desires to assign this Sublease, or (b) to terminate this Sublease with regard to the Sublet Portion, in either event by giving Subtenant written notice of its election to exercise the option (“Recapture Notice”) within the Recapture Period.

     The effective date of termination shall be the proposed Transfer commencement/effective date as stated in the Transfer Notice. If the Transfer Notice does not set forth a commencement/effective date, then the termination date or sublease commencement date shall be the date that is sixty (60) days after the date Sublessor delivers the Recapture Notice. Upon termination, all of the rights and obligations of Sublessor and Subtenant under the terms of this Sublease shall be terminated, or terminated with regard to the Sublet Portion, except that Subtenant shall continue to be obligated to pay rent and all other charges for the Premises, or the Sublet Portion, which accrue to the date of termination.

     If Sublessor does not exercise its option to terminate or sublet, Subtenant may assign this Sublease or sublet the Premises (or the Sublet Portion, as applicable) within one hundred eighty (180) days after expiration of the Recapture Period. Subtenant shall be required however to obtain Sublessor’s prior written consent to (i) any assignee or any subtenant (which for purposes of this Sublease is defined to include any licensee, occupant or other user), and (ii) the form of documentation implementing such assignment or subletting. For any proposed Transfer, Subtenant shall deliver to Sublessor a written request for consent, which request shall set forth the proposed transferee, commencement date, term and rent for the proposed Transfer, and financial statements for the proposed transferee. Subtenant shall upon request provide Sublessor with such other information as Sublessor may reasonably require in connection with the proposed Transfer. Sublessor’s consent to any assignee or subtenant shall not be unreasonably withheld, conditioned or delayed, and it shall not be deemed unreasonable for Sublessor to withhold consent to any proposed assignee or subtenant which is a direct competitor of Sublessor. If Subtenant fails to present to Sublessor any sublease or assignment agreement, fully executed by the parties thereto, within said one hundred eighty (180) day period, Subtenant may not assign this Sublease or sublet the Premises without first affording Sublessor the option to terminate as set forth above in this Section 8.

     B.     Subtenant shall reimburse Sublessor, as additional rent due and payable within thirty (30) days after Sublessor delivers a statement, for all actual, reasonable and customary expenses, including without limitation reasonable attorney’s fees, which Sublessor incurs by reason of or in connection with any Transfer (whether or not permitted under this Sublease), and all negotiations and actions with respect thereto.

     C.     No Transfer shall be effected by operation of law without the prior written consent of Sublessor, which consent may be withheld in Sublessor’s sole and absolute discretion. For the purposes of this Sublease, the transfer and/or issuance of fifty percent (50%) or more of the ownership voting interest of Subtenant, if Subtenant is not a publicly held corporation, to any persons or entities that are not owners of Subtenant on the date of this Sublease, shall be deemed an assignment of this Sublease thereby giving Sublessor the option to terminate this Sublease as provided above.

     D.     If a Transfer occurs (whether by operation of law or otherwise, including without limitation an assignment pursuant to the provisions of the federal bankruptcy or any other bankruptcy or insolvency laws), Subtenant shall pay to Sublessor fifty percent (50%) of any Transfer Premium. “Transfer Premium” shall mean (A) all rent, additional rent, payments or other consideration for such Transfer, in excess of (B) the sum of (i) the rental and other charges due under this Sublease during the term of the Transfer, and (ii) the reasonable out-of-pocket costs actually incurred by Subtenant to obtain the Transfer (including brokerage commissions, construction costs or allowances, and other concessions granted to the subtenant or assignee). Subtenant shall pay to Sublessor any Transfer Premium, as additional rent hereunder, no later than ten (10) business days after receipt thereof by Subtenant. Acceptance by Sublessor of any payments due hereunder shall not be deemed to constitute approval by Sublessor of any Transfer, nor shall such acceptance waive any rights of Sublessor hereunder. Not more than one time per year (except if an Event of Default occurs, such limitation shall not apply), Sublessor shall have the right to inspect and audit Subtenant’s books and records relating to any Transfer. If Subtenant proposes to include any Licensed FF&E with a Transfer, Sublessor shall have the option to revoke the license with respect to such portion of the Licensed FF&E proposed to be included and remove such portion of the Licensed FF&E from the Premises.

     E.     Notwithstanding the foregoing provisions of this Section 8, if Subtenant proposes a Transfer to a Related Party (as hereinafter defined), then Sublessor shall not be entitled to deliver a Recapture Notice with respect to such Transfer, nor shall Sublessor be entitled to a Transfer Premium with respect to such Transfer. All other terms and conditions of this Section 8 (including without limitation the requirement to obtain Sublessor’s consent as provided in Section 8.A above) shall apply to such Transfer. For purposes hereof, a “Related Party” shall mean an entity which is not a direct competitor of Sublessor, and which is a parent, subsidiary or affiliate of Subtenant, any corporation or other entity into or with which Subtenant may be merged or consolidated, or a corporation or other entity purchasing all or substantially all of Subtenant’s assets or ownership interests.

     F.     The consent by Sublessor to any Transfer shall not be construed as either a consent to any further Transfer or a waiver or release of Subtenant from the terms of any covenant or obligation under this Sublease, and Subtenant shall remain fully liable as a primary obligor for the payment of all rent and other charges payable by Subtenant under this Sublease and for the performance of all other obligations of Subtenant under this Sublease. Subtenant’s liability as primary obligor under this Sublease after any assignment of this Sublease shall not be released, discharged or terminated or in any way affected by any circumstance or condition including without limitation (a) any amendment or modification of this Sublease, (b) any extension of time for performance under this Sublease, (c) any waiver, consent, indulgence or other action, inaction or omission under this Sublease, (d) any insolvency or bankruptcy of the assignee, (e) any release of a party or collateral, failure to pursue any party or failure to perfect a lien on any collateral, or (f) any suretyship defense. Sublessor’s collection or acceptance of rent from any assignee of Subtenant shall not constitute a waiver or release of Subtenant of any covenant or obligation contained in this Sublease, nor shall any such Transfer be construed to relieve Subtenant from complying with the provisions of this Section 8 with respect to any further Transfer. If Subtenant is in monetary default of any term or provision of this Sublease, Subtenant hereby assigns to Sublessor the rent due from any subtenant of Subtenant and hereby authorizes and directs each such subtenant, upon notice from Sublessor, to pay said rent directly to Sublessor, the collection or acceptance of rent from any subtenant in such instance not to constitute a waiver or release of Subtenant of any covenant or obligation contained in this Sublease.

     G.     Subtenant may not mortgage or encumber this Sublease, without the prior written consent of Sublessor which consent may be withheld in Sublessor’s sole and absolute discretion.

     H.     In addition to the provisions of this Section 8, Subtenant shall obtain all required consents under, and comply with all provisions of, the Prime Lease with respect to assignment and subletting.

9. Alterations

     Subtenant shall make no alterations, modifications, installations, additions or improvements (hereinafter collectively called “Alterations,” which term shall include Alterations made in connection with Tenant’s initial occupancy of the Premises [the “Initial Alterations"]), in or to the Premises or the Building without Sublessor’s prior written consent, which shall not be unreasonably withheld, except that Sublessor may withhold its consent for any or no reason with regard to requested Alterations by Subtenant which may adversely affect the structure of the Building or the mechanical, plumbing or electrical systems of the Building, or will be visible from the exterior of the Premises. Subtenant shall have the right to engage architects, engineers and construction managers of its selection subject only to the prior written approval (not to be unreasonably withheld, conditioned or delayed) of Sublessor, and in all cases, the approval of Prime Landlord under the Prime Lease. Subtenant, at its sole cost and expense, shall provide Sublessor with a copy of the original or revised full-floor mechanical and electrical plans for the floor or floors on which the Alterations are to be made, revised by an architect or engineer licensed in the State of Maryland and reasonably approved by Sublessor, to show Subtenant’s proposed Alterations. Subtenant acknowledges that Sublessor’s review and approval of plans for Alterations is not conducted for the purposes of determining the accuracy or completeness of the plans, or compliance with applicable codes and government regulations, including without limitation the ADA, or their sufficiency for purposes of obtaining a building permit, all of which remain the responsibility of Subtenant. Sublessor shall not be liable or responsible for any losses or damages resulting from any insufficiency of the plans, including any delays in obtaining building permit(s) or any delays due to changes in the plans required by the applicable government or regulatory agencies reviewing such plans. If Sublessor hires an independent architect or engineer to review Subtenant’s Alterations (provided the nature of the Alteration is beyond Sublessor’s in house capabilities), Subtenant shall reimburse Sublessor for all reasonable expenses (not to exceed Five Thousand Dollars ($5,000.00) per request) incurred in connection with the independent architect or engineer (whose fees shall be consistent with then current range of market rates), as additional rent hereunder due within thirty (30) days after Sublessor delivers to Subtenant a statement therefor. To the extent Prime Landlord charges Sublessor for any review of Subtenant’s proposed Alterations pursuant to the Prime Lease, Subtenant shall reimburse Sublessor for such amount, as additional rent hereunder due within thirty (30) days after Sublessor delivers to Subtenant a statement therefor. If any Alterations are made without the prior written consent of Sublessor, Sublessor may correct or remove the same, and Subtenant shall be liable for any and all expenses incurred by Sublessor therefor.

     All Alterations shall be made at Subtenant’s sole expense, at such times and in such manner as Sublessor may reasonably designate and only by such contractors or mechanics as are approved in writing by Sublessor, and in all cases, subject to Prime Landlord’s approval under the Prime Lease. Approval of contractors or mechanics by Sublessor, which approval may not be unreasonably withheld, shall be based upon the contractors or mechanics being properly licensed, their financial posture, experience and past job performance. Each contractor and mechanic performing Alterations shall, prior to entry onto the Premises, deliver to Sublessor reasonably satisfactory evidence that it is licensed in the State of Maryland as a contractor, and is currently maintaining the insurance required by Section 21. All Alterations shall be commenced promptly, performed in accordance with approved plans and specifications, and diligently prosecuted to completion. Upon substantial completion of any Alterations, Subtenant shall provide to Sublessor completion affidavits, “as-built” plans, receipted bills covering all labor and materials, and a properly executed waiver and release of liens, in form approved by Sublessor, from all each contractor, mechanic and materialman who has provided materials or services in connection with such Alterations.

     As part of the Initial Alterations, Subtenant shall have the right to modify the existing base building security system in the Building or install its own security system, subject to the prior written approval of Sublessor (not to be unreasonably withheld, conditioned or delayed), and the prior written approval of Prime Landlord under the Prime Lease. Sublessor agrees to charge no oversight fees or temporary fees associated with utilities in connection with the Alterations, and Sublessor shall be responsible for any required payments to Prime Landlord in connection with approval fees or third party consultant reviews of the Sublease including without limitation Sublease approval and review of construction documents, up to a maximum of Five Thousand and 00/100ths Dollars ($5,000.00).

     Prior to removing any tenant improvements, alterations, fixtures, furniture or equipment located on the Premises as of the Effective Date (collectively, “Sublessor Installations”), Subtenant shall advise Sublessor thereof and afford Sublessor the opportunity to remove such Sublessor Installations as Sublessor elects to retain.

     All Alterations to the Premises, whether made by Sublessor or Subtenant, and whether at Sublessor’s or Subtenant’s expense, or the joint expense of Sublessor and Subtenant, shall during the Term be the property of Subtenant, and upon expiration or termination of the Term shall become the property of Sublessor, except as required to be removed (to the extent applicable) pursuant to Section 11.

     Subtenant shall remove all of Subtenant’s property and trade fixtures at the expiration or earlier termination of the Term. If Subtenant does not remove Subtenant’s property or trade fixtures at the expiration or earlier termination of the Term, such property shall become the property of Sublessor. If Subtenant fails to remove its property or trade fixtures or the Alterations required to be removed (to the extent applicable) pursuant to Section 11 on or before the expiration or earlier termination of the Term, then Sublessor, after not less than three days’ notice to Subtenant, may remove such property, trade fixtures and Alterations from the Premises at Subtenant’s expense, and Subtenant hereby agrees to pay to Sublessor, as additional rent, the cost of such removal, together with any and all actual damages sustained by Sublessor directly resulting from Subtenant’s failure to remove same. Said amount of additional rent shall be due and payable upon receipt by Subtenant of a written statement of costs and actual damages from Sublessor.

     In addition to the provisions of this Section 9, Subtenant shall obtain all required consents under, and comply with all provisions of, the Prime Lease with respect to Alterations. During the Term, Sublessor shall cooperate with Subtenant to obtain the timely review and decision of Prime Landlord with respect to Subtenant’s proposed Alterations.

10. Liens

     If any lien is filed against the Premises or the Property for work, labor, services, or materials done for or supplied to or claimed to have been done or supplied to Subtenant, such lien shall be discharged by Subtenant, at its sole cost and expense, within ten (10) business days after the date Subtenant receives written demand from Sublessor to discharge said lien, by the payment thereof or by filing any bond required by law. If Subtenant fails to discharge any such lien, Sublessor may, at its option, discharge the same and treat the cost thereof as additional rent, due and payable upon receipt by Subtenant of a written statement of costs from Sublessor. Such discharge of any lien by Sublessor shall not be deemed to waive or release Subtenant from its default for failing to discharge same.

11. Repairs and Maintenance

     Subtenant shall maintain the Premises in good order, repair and condition, and in compliance with Laws, ordinary wear and tear and damage from casualty not required to be insured by Subtenant or condemnation excepted, subject to the performance of the maintenance obligations of Prime Landlord under Section 12 of the Prime Lease. In making repairs and replacements, Subtenant shall use materials equal in kind and quality to the original work, and shall comply with the provisions of Section 9. At the expiration or earlier termination of the Term, Subtenant shall surrender the Premises broom clean, free of subtenants or other occupants, and in a condition considered to be normal and customary for usable office space within the I-270 corridor, ordinary wear and tear and damage from casualty not required to be insured by Subtenant or condemnation excepted. If Sublessor does not exercise its option to extend the term of the Prime Lease with respect to the Building, then with respect to the Premises (or any portion thereof) for which Subtenant did not exercise its option to terminate as set forth in Section 2.C of this Sublease, Subtenant shall be required to restore Alterations only to the extent required by Prime Landlord. Subtenant shall insure, maintain, repair and replace the Licensed FF&E as prudent to keep it in good condition and repair, and shall surrender the Licensed FF&E (including any replacements) to Sublessor at the expiration or earlier termination of the Term, in substantially the same order and condition as it was on the Commencement Date, ordinary wear and tear and condemnation excepted.

     To the extent Subtenant’s use or uses of the Premises or Subtenant’s manner of operation creates a need or requirement under applicable statute, ordinance or regulation of any governmental authority (including, without limitation, the ADA) to modify or alter the Premises, supporting facilities, or access thereto, or the manner of operation, maintenance and repair thereof, Subtenant shall be fully responsible for the expense to undertake such changes, and to obtain approval from Sublessor pursuant to Section 9 to undertake such changes.

12. Signs and Advertisements

     No sign, advertisement or notice (including without limitation those of a temporary nature) shall be inscribed, painted, affixed or displayed on any part of the outside or inside of the Building, except with Prime Landlord’s and Sublessor’s prior written consent (which consent of Sublessor shall not be unreasonably withheld, conditioned, or delayed), and then only in such place, number, size, color and style (i.e., Building standard lettering) as is authorized by Prime Landlord and Sublessor. If any such sign, advertisement or notice is exhibited without first obtaining Prime Landlord’s and Sublessor’s written consent, Prime Landlord and Sublessor shall have the right, after five (5) business days’ notice, to remove the violating signage, and Subtenant shall reimburse Prime Landlord or Sublessor, as applicable, as additional rent due and payable within thirty (30) days after delivery of a statement, for all reasonable, actual expenses incurred by Prime Landlord or Sublessor, as applicable, therefor.

     Notwithstanding the foregoing provisions of this Section 12, Subtenant shall have the exclusive right to erect a sign on the exterior of the Building (the “Exterior Sign”) and the non-exclusive right to erect a prominent ground mounted monument sign (the “Monument Sign”), each in size, location and style as mutually and reasonably agreed by Sublessor, Subtenant and Prime Landlord, provided that if (i) Subtenant occupies less than two (2) full floors in the Building, then Subtenant shall not be entitled to the Exterior Sign and at its expense shall remove the Exterior Sign, and (ii) if Subtenant occupies less than one (1) full floor in the Building, then Subtenant shall not be entitled to the Monument Sign and at its expense shall remove the Monument Sign. Additionally, Sublessor shall install at its expense a Building directory with the names of the key Subtenant management personnel displayed in the Building lobby for the benefit of Subtenant, subject to the approval of Prime Landlord under the Prime Lease and in full compliance with all applicable laws and codes.

13. Deliveries and Moving of Subtenant’s Property

     All moving of furniture, equipment and other material within the exterior public areas of the Property shall be under the direct reasonable control and supervision of Sublessor who shall, however, not be responsible for any damage to or charges for moving the same. Any special arrangements for the moving of Subtenant’s furniture, equipment or other material shall be at Subtenant’s expense. Subtenant shall remove promptly from the public areas of the Property any furniture, equipment or other property of Subtenant.

14. Equipment

     A.     Subtenant shall not, without obtaining the prior written consent of Sublessor (which consent shall not be unreasonably withheld, conditioned or delayed) and Prime Landlord (pursuant to the terms of the Prime Lease) install any equipment which requires electricity consumption in excess of the capacity of the electrical system serving the Premises. If any or all of Subtenant’s equipment requires electricity consumption in excess of the capacity of the electrical system serving the Premises, all additional transformers, distribution panels and wiring that may be required to provide the amount of electricity required for Subtenant’s equipment shall be installed by Subtenant at its expense, in accordance with the requirements of Prime Landlord (pursuant to the Prime Lease) and the reasonable requirements of Sublessor.

     B.     Subtenant shall not install any equipment which will or may necessitate any changes, replacements or additions to, or in the use of, the Building systems, without obtaining the prior written consent of Sublessor and Prime Landlord. If any equipment causes noise or vibration that may be transmitted to the structure of the Building or to any other space in the Building, Subtenant at its expense shall install such equipment on vibration eliminators or other devices sufficient to eliminate such noise and vibration.

     C.     Sublessor shall have the right to reasonably prescribe the weight and position of all heavy equipment and fixtures, including, but not limited to, data processing equipment, record and file systems, and safes which Subtenant intends to install or locate within the Premises. Subtenant shall obtain Sublessor’s and Prime Landlord’s prior review and approval before installing or locating heavy equipment and fixtures in the Premises, and if installation or location of such equipment or fixtures, in Sublessor’s opinion, requires structural modifications or reinforcement of any portion of the Premises or the Building, then Sublessor shall notify Subtenant in advance (prior to making any structural modification or reinforcement) and if Subtenant does not elect to relocate or change such equipment or fixtures, then Sublessor shall make such modifications or reinforcements and Subtenant shall reimburse Sublessor, as additional rent due and payable within thirty (30) days after Sublessor delivers a statement, for all expenses incurred by Sublessor to make such required modifications or reinforcements, and Subtenant shall not install such equipment or fixtures until such modifications or reinforcements have been completed.

     D.     During the Term, Subtenant shall be entitled to use the 6509 Access Layer Switches as identified on Exhibit I attached hereto (the “6509 Equipment”). Subtenant shall maintain, repair and replace the 6509 Equipment as prudent to keep it in good condition and repair, and shall surrender the 6509 Equipment to Sublessor at the expiration or earlier termination of the Term, in the same order and condition as it was as of the Commencement Date, ordinary wear and tear and damage from condemnation excepted. If Subtenant exercises its right to terminate pursuant to Section 2.C of this Sublease with respect to one (1) or two (2) floors only, then on or before the Termination Date Subtenant shall surrender the 6509 Equipment on such floor(s) terminated in the condition required above in this Section 14.D.

     E.     Sublessor specifically consents to Subtenant’s installation of the commercial refrigerator room shown on the Initial Plans and the uninterruptible power supply (UPS) system shown on the Initial Plans.

15. Service and Utilities

     A.     Subtenant shall be entitled, without charge (other than OE/Tax Rent), to the services and utilities provided by Prime Landlord in the Building pursuant to Article 8 of the Prime Lease. Building hours are 8:00 a.m. to 6:00 p.m., Monday through Friday, other than holidays observed by the federal government, and 9:00 a.m. to 1:00 p.m. on Saturdays. In addition, HVAC shall be provided without separate charge from 6:00 p.m. to 8:00 p.m. Monday through Friday (“Supplemental Hours”). For use of the HVAC system at times other than Building hours or Supplemental Hours, Subtenant shall pay to Sublessor, as additional rent, Fifty Dollars ($50.00) per hour.

     B.     Subtenant shall pay directly to the electricity provider all charges for electricity used on the Premises, commencing on the Rent Commencement Date, as measured by the separate electric meter for the Premises.

     C.     No interruptions, curtailments, stoppages or suspensions of services, utilities or systems shall render Sublessor liable in any respect for damages to either person or property nor shall the same be the basis (i) for any abatement, reduction or rebate of rent or any other sums payable by Subtenant to Sublessor hereunder, (ii) for relieving Subtenant from any of Subtenant’s obligations hereunder, or (iii) for any claim by Subtenant that Subtenant has been constructively evicted or disturbed or interfered with Subtenant’s use, possession or enjoyment of the Premises. To the extent Sublessor is entitled to an abatement of rent with respect to some or all of the Premises pursuant to Section 8.2 of the Prime Lease, Subtenant shall be entitled to a corresponding abatement of Monthly Rent and OE/Tax Rent hereunder.

16. Subtenant’s Responsibility for Damage

     Any and all injury, breakage or damage to the Premises or the Building caused by Subtenant, its agents, employees, contractors or invitees, or by individuals making deliveries to or from the Premises (except as required hereunder to be insured by Sublessor, or for which Prime Landlord is responsible for under the Prime Lease), shall be repaired by Sublessor at the sole expense of Subtenant. Payment of the cost of such repairs by Subtenant shall be due as additional rent with the next installment of Monthly Rent after Subtenant receives a bill for such repairs from Sublessor. This provision shall not be in limitation of any other rights and remedies which Sublessor has or may have in such circumstances. Sublessor shall repair at its own cost any such damage caused by Sublessor, its agents, employees, contractors or invitees, or by individuals making deliveries to Sublessor.

17. Right of Entry

     Subtenant shall permit Sublessor, its agents, employees and contractors, with twenty four (24) hours’ prior notice to Subtenant, to enter the Premises at all reasonable times and in a reasonable manner, without charge to Sublessor or diminution of rent payable by Subtenant, to examine, inspect and protect the Building and to make such repairs as in the judgment of Sublessor may be deemed necessary to maintain or protect the Building, tenant improvements or the Licensed FF&E, or, during the last twelve (12) months of the Term or after an Event of Default, to exhibit the Premises to prospective subtenants. Sublessor shall use reasonable efforts to minimize interference to Subtenant’s business when making repairs and shall perform any such work in a good and workmanlike manner without damaging Subtenant’s personal property, trade fixtures, or improvements, but, other than core drilling or similarly disruptive work, Sublessor shall not be required to perform the repairs at a time other than during normal business hours.

     Notwithstanding the foregoing, in the event of an emergency, Sublessor may enter the Premises without notice and make whatever repairs are necessary to protect the Building.

     Subtenant shall permit Sublessor, its agents, employees and contractors, upon no less than five (5) days’ prior written notice to Subtenant, to enter the Premises at reasonable times and in a reasonable manner, without charge to Sublessor or diminution of rent payable by Subtenant, to make installations related to the construction of tenant work being performed by Sublessor for other tenants of the Building; to make repairs, alterations and improvements in connection with areas adjoining the Premises; to erect, use and maintain pipes and conduits in and through the Premises; or to make installations, improvements and repairs to utility services of the Building located in or about the Premises. Sublessor shall use reasonable efforts to minimize interference with Subtenant’s business operations, and shall conduct such work in a careful manner so as not to damage the Premises or any of Subtenant’s personal property, equipment, trade fixtures, inventory or other property in the Premises, but, other than core drilling or similarly disruptive work, Sublessor shall not be required to perform the work at a time other than during normal business hours.

     If the Premises becomes vacant during the last one hundred twenty (120) days prior to the Expiration Date, Sublessor shall have the right, upon delivering to Subtenant no less than thirty (30) days’ prior written notice, to enter the Premises to commence preparations for the succeeding subtenant or for any other purpose whatever, without affecting Subtenant’s obligation to pay rent for the full Term.

     Notwithstanding anything herein to the contrary, in entering the Premises, Sublessor shall be subject to and comply with any regulations or laws concerning privacy of medical records or information.

     Subtenant acknowledges that Prime Landlord, its agents and contractors shall have the same right of entry afforded to Sublessor hereunder, subject to the terms and conditions of this Section 17.

18. [Omitted]

19. Indemnity

     Subtenant shall indemnify and hold Prime Landlord, Sublessor and their respective agents, employees, officers, directors and contractors (collectively, “Sublessor Parties”) harmless and defend Sublessor Parties from and against any and all claims, costs, damages, expenses, fees (including without limitation attorneys’ fees, whether or not suit is filed), liability, loss or suit (collectively, “Claims”) arising from any act or omission by Subtenant, its agents, employees, contractors or invitees which gives rise to Sublessor’s obligation to indemnify Prime Landlord pursuant to Section 21.1 of the Prime Lease.

     Subject to the provisions of Section 20.B of this Sublease, Subtenant shall indemnify and hold Sublessor Parties harmless and defend Sublessor Parties from and against any and all Claims arising from (a) the negligence or willful misconduct of Subtenant, its agents, employees or contractors, other than to the extent caused by the negligence or willful misconduct of Sublessor, (b) any breach of Subtenant’s obligations under this Sublease, (c) any inspection or audit at Subtenant’s request pursuant to Section 6 of this Sublease, and (d) any actions by Sublessor pursuant to Section 26.C or Section 27.D of this Sublease.

     Subject to the provisions of Section 20.B of this Sublease, Sublessor shall indemnify and hold Subtenant, its agents, employees, officers, directors and contractors (collectively “Subtenant Parties”) harmless and defend Subtenant Parties from and against any and all Claims arising from (a) the negligence or willful misconduct of Sublessor, its agents, employees or contractors, except to the extent caused by the negligence or willful misconduct of Subtenant, (b) any breach of Sublessor’s obligations under this Sublease, and (c) any activities of Sublessor in the Premises pursuant to the fourth (4th) paragraph of Section 17 of this Sublease.

     The provisions of this Section 19 shall survive the expiration or termination of the Term.

20. Insurance

     A.     At all times during the Term, Subtenant shall carry and maintain, at Subtenant’s expense, (i) the insurance required to be maintained by Sublessor as tenant under the Prime Lease, and (ii) all risk property insurance (on a full replacement cost basis) covering the Licensed FF&E.

     B.     Sublessor and Subtenant each hereby releases the other and waives any claims it now or hereafter may have against the other for loss or damage to the Building, Premises, tenant improvements, fixtures, equipment and/or any other personal property arising from a risk required to be insured against under the special form (all risk) property insurance policies to be carried by Sublessor and Subtenant, as required above, even though such loss or damage was caused by the negligence of Sublessor, Subtenant, or their respective agents or employees (or any combination thereof). Sublessor and Subtenant each agrees to obtain and maintain throughout the Term endorsements to its respective special form (all risk) property policy waiving the right of subrogation of its insurance company against the other party, its agents and employees.

21. Subtenant’s Contractor’s Insurance

     Subtenant at its expense shall require any contractor of Subtenant performing work in or Alterations to the Premises to carry and maintain:

     A.     commercial general liability insurance, including contractor’s liability coverage, blanket contractual liability coverage, completed operations/products liability coverage, broad form property damage endorsement and contractor’s protective liability coverage, personal injury, premises medical payments, interest of employees as additional insureds, incidental medical malpractice and broad form general liability endorsement, with a combined single limit per occurrence not less than Two Million Dollars ($2,000,000), including coverage for bodily injury, death, property damage and personal injury liability; such policy and certificates evidencing such insurance shall name Sublessor, Prime Landlord and any Mortgagee as additional insured parties;

     B.     worker’s compensation or similar insurance in form and amounts required by Law; and

     C.     full replacement cost builder’s risk coverage for the Alterations.

Such policies shall name Sublessor, Prime Landlord and any Mortgagee as additional insured parties; shall be non-cancelable without thirty (30) days’ prior written notice to Sublessor, and shall be in amounts and with companies reasonably satisfactory to Sublessor. Prior to commencement of any work or Alterations, Sublessor without liability to Subtenant or any other party may deny access to the Building to any contractor of Subtenant if Subtenant fails to provide Sublessor with such certificates.

22. Requirements for Subtenant’s Insurance Policies

     The company or companies writing any insurance which Subtenant is required to carry and maintain or cause to be carried or maintained pursuant to this Sublease as well as the form of such insurance shall at all times be subject to Sublessor’s approval and any such company or companies shall have a Best’s rating of no less than A/VIII and shall be licensed to do business in the State of Maryland. Subtenant’s commercial general liability and special form (all risk) property insurance policies and certificates evidencing such insurance shall name Sublessor, Prime Landlord and any Mortgagee of whom Subtenant has been given notice in writing as additional insured parties and shall also contain a provision by which the insurer agrees that such policy shall not be canceled except after thirty (30) days written notice to Sublessor and Prime Landlord. Subtenant shall provide to Sublessor and Prime Landlord prior to taking possession of the Premises the certificates and a copy of the endorsements on the insurance policy evidencing such insurance and the additional insured status of Sublessor, Prime Landlord and any Mortgagee; Sublessor may withhold delivery of the Premises without delaying the Commencement Date, or triggering any abatement of rent, if Subtenant fails to provide Sublessor with such certificates. Sublessor makes no representation that the amount and types of insurance required under this Sublease are adequate to protect Subtenant against its obligations under this Sublease (including without limitation the indemnity set forth in Section 19 of this Sublease), or in its business operations at the Premises or otherwise. If Subtenant believes that the insurance coverage required by this Sublease is insufficient, Subtenant at its expense shall provide such additional insurance as Subtenant deems adequate.

     Any insurance carried or to be carried by Subtenant hereunder shall be primary over any policy that might be carried by Sublessor or Prime Landlord. If Subtenant shall fail to perform any of its obligations regarding the acquisition and maintenance of insurance, Sublessor may perform the same and the cost of same shall be deemed additional rent, payable upon Sublessor’s demand. Sublessor shall have the right from time to time to increase the limits of Subtenant’s insurance hereunder so long as such limits are commercially reasonable and required by Prime Landlord.

23. Liability for Damage

     A.     All property of Subtenant, its employees, agents, subtenants, invitees, licensees, customers, clients, family members or guests, in and on the Premises shall be and remain in and on the Premises and the Building at the sole risk of said parties and Sublessor shall not be liable to any such person or party for any damage to, or loss of personal property thereof, including but not limited to loss or damage arising from, (i) any act, including theft, or any failure to act, of any other persons, (ii) the leaking of the roof, (iii) the bursting, rupture, leaking or overflowing of water, sewer or steam pipes, (iv) the rupture or leaking of heating or plumbing fixtures, including access control systems, (v) short-circuiting or malfunction of electrical wires or fixtures, including security and protective systems or (vi) the failure of the heating or air-conditioning systems. Sublessor shall also not be liable for the interruption or loss to Subtenant’s business for any reason.

     B.     Sublessor shall not be liable to any party for any bodily injury or death in, on or about the Premises, unless caused by the negligence or willful misconduct of Sublessor, its agents, employees or contractors.

24. Default of Subtenant

     A.     An “Event of Default” is: (a) Subtenant’s failure to make when due any payment of Monthly Rent, additional rent or other sum, if the failure continues for a period of five (5) business days after delivery to Subtenant of written notice thereof; (b) Subtenant’s failure to perform or observe any other covenant or condition of this Sublease, if the failure continues for a period of fifteen (15) days after delivery to Subtenant of written notice thereof (except that such fifteen (15) day period shall be extended for such additional time as is reasonably necessary to cure such failure [not to exceed an additional fifteen (15) days], only if such default by its nature cannot be cured within the fifteen (15) day period, and Subtenant is at all times diligently pursuing cure of same); (c) a Transfer in violation of Section 8 of this Sublease which is not rescinded within fifteen (15) days after delivery to Subtenant of written notice thereof; (d) Subtenant’s failure to restore the Security Deposit upon demand as set forth in Section 5 of this Sublease; and (e) if Subtenant declares bankruptcy or an involuntary bankruptcy is filed against Subtenant or if Subtenant enters into or is subject to a receivership, trusteeship, or arrangement or assignment for the benefit of creditors under state law, voluntarily or involuntarily, and any such action or filing is not dismissed or terminated within sixty (60) days after institution.

     B.     If an Event of Default occurs, the provisions of this Section 24.B shall apply and Sublessor may pursue any one or more of the following remedies. Sublessor shall have the right, at its sole option, to terminate this Sublease. In addition, with or without terminating this Sublease, Sublessor may re-enter, terminate Subtenant’s right of possession and take possession of the Premises. The notice provisions of the foregoing Section 24.A of this Sublease shall operate as a notice to quit, any additional notice to quit or of Sublessor’s intention to re-enter the Premises or terminate this Sublease being hereby expressly waived. If necessary, Sublessor may proceed to recover possession of the Premises under applicable Laws, or by such other proceedings, including re-entry and possession, as may be applicable. If Sublessor elects to terminate this Sublease or elects to terminate Subtenant’s right of possession, everything contained in this Sublease on the part of Sublessor to be done and performed shall cease without prejudice, however, to Subtenant’s liability for all Monthly Rent, additional rent and other sums accrued through the later of termination or Sublessor’s recovery of possession. Whether or not this Sublease and/or Subtenant’s right of possession is terminated, Sublessor shall have the right, at its sole option, to terminate any renewal or expansion right contained in this Sublease and to grant or withhold any consent or approval pursuant to this Sublease in its sole and absolute discretion. Sublessor may relet the Premises or any part thereof, alone or together with other premises, for such term(s) (which may extend beyond the date on which the Term would have expired but for Subtenant’s default) and on such terms and conditions (which may include concessions or free rent and Alterations of the Premises) as Sublessor, in its sole discretion, may determine, but Sublessor shall not be liable for, nor shall Subtenant’s obligations hereunder be diminished by reason of, any failure by Sublessor to relet all or any portion of the Premises or any failure by Sublessor to collect any rent due upon such reletting, provided that, to the extent required by law, Sublessor shall use reasonable efforts to mitigate Sublessor’s damages. Whether or not this Sublease is terminated, Subtenant nevertheless shall remain liable for any Monthly Rent, additional rent, damages or other sums which may be due or sustained prior to such default, and all costs, fees and expenses (including, but not limited to, reasonable attorneys’ fees, brokerage fees, expenses incurred in placing the Premises in first-class rentable condition, advertising expenses, and any concessions given to any successor tenant such as a rental abatement or an improvements allowance) incurred by Sublessor in pursuit of its remedies hereunder and in recovering possession of the Premises and renting the Premises to others from time to time. Subtenant shall also be liable for additional damages which at Sublessor’s election shall be either:

(i) An amount equal to the Monthly Rent and additional rent which would have become due during the remainder of the Term, less the amount of periodic rental (i.e., Monthly Rent and OE/Tax Rent), if any, which Sublessor receives during such period from others to whom the Premises may be rented, which amount shall be computed and payable in monthly installments, in advance, on the first day of each calendar month following Subtenant’s default and continuing until the date on which the Term would have expired but for Subtenant’s default. Separate suits may be brought from time to time to collect any such damages for any month(s) (and any such separate suit shall not in any manner prejudice the right of Sublessor to collect any damages for any subsequent month(s)), or Sublessor may defer initiating any such suit until after the expiration of the Term (in which event Subtenant hereby agrees that such deferral shall not be construed as a waiver of Sublessor’s rights as set forth herein); OR

(ii) Final damages in an amount equal to the difference between (i) all Monthly Rent, additional rent and other sums which would have become due during the remainder of the Term, and (ii) the fair market value rental of the Premises over the same period (net of all expenses (including reasonable attorneys’ fees) and all vacancy periods reasonably projected by Sublessor to be incurred in connection with the reletting of the Premises) as reasonably determined by Sublessor, which difference shall be discounted at the rate of three percent (3%) per annum, and which resulting amount shall be payable to Sublessor in a lump sum on demand. Sublessor may bring suit to collect any such damages at any time after an Event of Default.

Subtenant shall pay all expenses (including reasonable attorneys’ fees) incurred by Sublessor in connection with or as a result of any Event of Default whether or not a suit is instituted. Nothing herein shall be construed to affect or prejudice Sublessor’s right to prove, and claim in full, unpaid rent accrued prior to the termination of this Sublease.

     All rights and remedies of Sublessor set forth in this Sublease are cumulative and in addition to all other rights and remedies available to Sublessor at law or in equity. The exercise by Sublessor or any such right or remedy shall not prevent the concurrent or subsequent exercise of any other right or remedy. No delay or failure by Sublessor to exercise or enforce any of Sublessor’s rights or remedies or Subtenant’s obligations shall constitute a waiver of any such rights, remedies or obligations. Sublessor shall not be deemed to have waived any default by Subtenant unless such waiver expressly is set forth in a written instrument signed by Sublessor. If Sublessor waives in writing any default by Subtenant, such waiver shall not be construed as a waiver of any covenant, condition or agreement set forth in this Sublease except as to the specific circumstances described in such written waiver.

     Effective as of the date of a valid, lawful termination under this Sublease, Subtenant hereby expressly waives, for itself and all persons claiming by, through or under it, any right of redemption, re-entry or restoration of the operation of this Sublease under any present or future Law, including without limitation any such right which Subtenant would otherwise have in case Subtenant shall be dispossessed for any cause, or in case Sublessor shall obtain possession of the Premises as herein provided.

     If Subtenant becomes bankrupt or insolvent, or files any debtor proceedings, or if Subtenant takes or has taken against it in any court pursuant to any statute either of the United States or of any State a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of all or a portion of Subtenant’s property, or if Subtenant makes an assignment for the benefit of creditors, or petitions for or enters into an arrangement (each of the foregoing referred to as an “Event of Bankruptcy”), then this Sublease shall terminate and Sublessor, in addition to any other rights or remedies it may have, shall have the immediate right of reentry and may remove all persons and property from the Premises and such property may be removed and stored in a public warehouse or elsewhere at the cost of, and for the account of Subtenant, all without service of notice or resort to legal process and without being deemed guilty of trespass, or becoming liable for any loss or damage occassioned thereby.

     If Sublessor fails to perform any of its obligations hereunder and such failure continues for thirty (30) days after Sublessor’s receipt of written notice thereof (except that such thirty (30) day period shall be extended for such additional time as is reasonably necessary to cure such failure [not to exceed an additional fifteen (15) days], only if such default by its nature cannot be cured within the thirty (30) day period, and Sublessor is at all times diligently pursuing cure of same), then Sublessor shall be in default under this Sublease and Subtenant shall have all rights and remedies permitted or granted under law and in equity, except as otherwise provided in this Sublease.

25. Waiver

     If Sublessor institutes legal or administrative proceedings against Subtenant and a compromise or settlement thereof is made, the same shall not constitute a waiver of Subtenant’s obligations to comply with any covenant, agreement or condition, nor of any of Sublessor’s rights hereunder. No waiver by Sublessor of any breach of any covenant, condition, or agreement specified herein shall operate as an invalidation or as a continual waiver of such covenant, condition or agreement itself, or of any subsequent breach thereof. No payment by Subtenant or receipt by Sublessor (or any party designated by Sublessor to receive any payments of rent) of a lesser amount than the amount of rent due Sublessor shall be deemed to be other than payment on account of the earliest rent then accrued and payable. Amounts deposited into Sublessor’s rental account shall not be deemed accepted by Sublessor if Sublessor promptly returns such rental amounts to Subtenant. In addition, no endorsement or statement on any check or letter accompanying a check for payment of such rent shall be deemed an accord and satisfaction. Sublessor, or any party designated by Sublessor, may accept such check or payment without prejudice to Sublessor’s right to recover the balance of such rent or to pursue any other remedy provided for in this Sublease or in the governing law of the jurisdiction in which the Building is located. No re-entry by Sublessor, and no acceptance by Sublessor of keys from Subtenant, shall be considered an acceptance of a surrender of the Premises or this Sublease.

26. Terms of Prime Lease

     A.     All of the terms, provisions, covenants and conditions of the Prime Lease are incorporated herein by reference and hereby made a part of and are superior to this Sublease, except as herein otherwise expressly provided, and Sublessor hereunder shall have all of the rights of Prime Landlord under the Prime Lease as against Subtenant, as if Subtenant had executed the Prime Lease as Tenant thereunder, except to the extent the same conflict with the provisions hereof, in which case, as between Sublessor and Subtenant only, Sublessor’s rights and remedies against Subtenant as set forth in this Sublease shall control. All capitalized and other terms not otherwise defined herein shall have the meanings ascribed to them in the Prime Lease, unless the context clearly requires otherwise. The following provisions of the Prime Lease shall not be incorporated in this Sublease by reference: Article 3, Article 4, Section 8.5, Section 8.6, Article 22, Article 29, Article 30, Article 31, Exhibit D, Exhibit E, Exhibit I, Exhibit J, Exhibit K, and Exhibit L. A copy of the Prime Lease is attached hereto as Exhibit L.

     B.     Sublessor shall have no liability to Subtenant by reason of the default of Prime Landlord under the Prime Lease. Notwithstanding anything to the contrary contained in any other provision of this Sublease, Subtenant recognizes that Sublessor is not in a position to and shall not be required to render any of the services or utilities, to make repairs, replacements, restorations, alterations or improvements or to perform any of the obligations, of any nature whatsoever, required of Prime Landlord by the terms of the Prime Lease. Sublessor, however, shall use commercially reasonable efforts to obtain the performance of and furnishing of such services for the Premises by Prime Landlord pursuant to the terms of the Prime Lease.

     C.     Subtenant shall promptly reimburse Sublessor for all reasonable out-of-pocket costs paid to third parties in expending such efforts. Nothing contained herein shall require Sublessor to institute any suit or action to enforce any such rights, except as expressly set forth in

Section 27.D of this Sublease. Subtenant acknowledges that the failure of Prime Landlord to provide any services or comply with any obligations under the Prime Lease shall not entitle Subtenant to any abatement or reduction in either Monthly Rent or Additional Rent payable hereunder.

     D.     Wherever the Prime Lease refers to the “Premises,” such references for the purposes hereof shall be deemed to refer to the Sublease Premises; wherever the Prime Lease refers to the “Lease,” such references for purposes hereof shall be deemed to refer to this Sublease; wherever the Prime Lease refers to the “term,” such references for the purposes hereof shall be deemed to refer to the Term; wherever the Prime Lease refers to “Landlord,” such references for the purposes hereof shall be deemed to refer to Sublessor; and wherever the Prime Lease refers to “Tenant,” such references for the purposes hereof shall be deemed to refer to “Subtenant.”

27. Sublease Subject to Prime Lease

     A.     This Sublease is subject and subordinate to the Prime Lease and to the matters to which the Prime Lease is or shall be subordinate. If the Prime Lease is cancelled or terminated prior to the Expiration Date of this Sublease, whether by voluntary or involuntary means or by operation of law or for any reason whatsoever, then this Sublease shall become a direct lease with Prime Landlord, subject to the provisions of the Sublease Consent/SNDA. Prime Landlord is not a party to this Sublease, and all of Prime Landlord’s obligations relating to this Sublease shall be governed by the Sublease Consent/SNDA, but Prime Landlord shall be a third party beneficiary of any covenants and agreements of Subtenant which benefit Prime Landlord hereunder.

     B.     Except as specifically set forth in this Sublease, Subtenant covenants and agrees with Sublessor and Prime Landlord that, throughout the Term, Subtenant shall observe and perform all of the provisions of the Prime Lease, which are to be observed and performed by the tenant thereunder as to the Premises only, except payment of Monthly Rent and additional rent. Subtenant covenants and agrees that Subtenant shall not do any act, matter or thing which will be, result in, or constitute a violation or breach of or a default or Event of Default under any provision of the Prime Lease; it being expressly agreed to by Subtenant that any such violation, breach, default or Event of Default shall constitute a material breach by Subtenant of a substantial obligation under this Sublease entitling Sublessor to avail itself of the remedies provided for herein or otherwise permitted at law. So long as Subtenant is not in default under this Agreement, Sublessor covenants and agrees that it will timely perform all its obligations as Tenant under the Prime Lease, to the extent not being performed directly by Subtenant under the express terms of this Sublease, and shall indemnify, defend, and hold Subtenant harmless from and for any liability arising from Sublessor’s failure to so perform. Within three (3) business days after receipt, Sublessor will provide Subtenant with complete copies of any notices or correspondence Sublessor receives from Prime Landlord which affect Subtenant’s rights or obligations under this Sublease.

     C.     Subtenant shall indemnify and hold Sublessor harmless from and against all claims, liabilities, penalties and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, arising from or in connection with any default or Event of Default by

Subtenant in Subtenant’s performance of those terms, covenants and conditions of the Prime Lease which are or shall be applicable to Subtenant, as above provided, and all amounts payable by Subtenant to Sublessor on account of such indemnity shall be deemed to be Additional Rent hereunder and shall be payable to Sublessor upon demand. In any case where the consent or approval of Prime Landlord shall be required pursuant to the Prime Lease, Sublessor’s consent shall also be required hereunder.

     D.     Sublessor shall have no obligation to perform Prime Landlord’s obligations under the Prime Lease, and if Prime Landlord defaults in its obligations to Sublessor under the Lease so that Subtenant is deprived of service or performance to which it is entitled hereunder, Sublessor shall not, except as and to the extent set forth below, be obligated to bring any action or proceeding or to take any steps to enforce Sublessor’s rights against Landlord.

               (i) Sublessor shall cooperate in seeking to obtain Prime Landlord’s performance under the Prime Lease. Upon Subtenant’s request, Sublessor shall make written demand upon Prime Landlord to perform its obligations regarding the Premises. If after such demand, Prime Landlord’s grace period (if any) under the Prime Lease expires and Prime Landlord has failed to perform the obligation, then at Subtenant’s written direction and expense, Sublessor shall proceed against Prime Landlord on Subtenant’s behalf, so long as Subtenant is not in default under this Sublease. Prior to instituting any such proceeding, Subtenant will post an additional security deposit of Twenty Five Thousand Dollars ($25,000.00) which shall be returned to Subtenant upon final resolution of such proceeding. Subtenant shall reimburse Sublessor, as additional rent due within thirty (30) days after delivery from time to time of a statement therefor, for all costs, expenses and attorneys’ fees incurred by Sublessor in connection with such proceeding. If, as a result of Prime Landlord’s default under the Prime Lease during the Term of this Sublease, Sublessor recovers any sum from Prime Landlord relating to the Premises or is entitled to any abatement, credit, setoff, or offset in relation to rent of any kind due in connection with the Premises, the same, or the benefit thereof, shall benefit Subtenant as applicable to the Premises, so long as this Sublease is in effect and Subtenant is not in default hereunder. So long as this Sublease is in effect, if Sublessor’s rent as to the Premises is abated under the Prime Lease, then Subtenant’s rent under this Sublease shall abate as applicable to the Premises.

               (ii) So long as it is at no cost to Sublessor and not contrary to the provisions of the Prime Lease, Sublessor shall reasonably cooperate with Subtenant:

(a)	In obtaining for Subtenant (i) any services under the Prime Lease; (ii) any benefit to Sublessor relating to the Premises under the Prime Lease that would directly benefit Subtenant, and (iii) Prime Landlord’s consent to any action for which the Prime Lease requires Prime Landlord’s consent, and

(b)	In delivering any notice to Prime Landlord as required by a provision of the Prime Lease, including, without limitation, promptly forwarding any requests made by Subtenant to Prime Landlord for services, consents or approvals, and providing Prime Landlord with all information required regarding such request.

28. Casualty and Condemnation

     If the Prime Lease is terminated due to casualty or condemnation, this Sublease shall terminate on the effective date of such termination of the Prime Lease with the same effect as if such date were the expiration date. Subtenant shall be entitled to an abatement of rent hereunder for any space for which rent is abated under the Prime Lease.

29. Right of Sublessor to Cure Subtenant’s Default

     If Subtenant defaults in the making of any payment to any third party, or doing any act required to be made or done by Subtenant relating to the Premises (including the performance of Subtenant’s obligations under this Sublease), then Sublessor may, but shall not be required to, make such payment or do such act, and Subtenant shall reimburse Sublessor, as additional rent upon demand, for all expenses incurred by Sublessor, therefor together with interest thereon at a rate (the “Interest Rate”) equal to the lower of (a) three (3) percentage points above the then applicable base rate of interest (or comparable rate of interest) per annum as fixed by a federally chartered financial institution reasonably selected by Sublessor, or (b) the maximum rate allowed by Law, accruing from the date Sublessor incurred such expenses. The making of such payment or the doing of such act by Sublessor shall not operate as a waiver or cure of Subtenant’s default, nor shall it prevent Sublessor from the pursuit of any remedy to which Sublessor would otherwise be entitled.

30. Brokers

     Sublessor and Subtenant each represents and warrants to the other that, except as hereinafter set forth, it has not employed any broker in carrying on the negotiations, nor had any dealings with any broker, relating to this Sublease. Subtenant represents that it has employed The Staubach Company – Northeast, Inc. (Cahill Team) as its broker; Sublessor represents that it has employed The Staubach Company – Northeast, Inc. (Johnson Team) and further agrees to pay the commissions accruing to each identified broker pursuant to certain outside agreement(s). Sublessor shall indemnify and hold Subtenant harmless, and Subtenant shall indemnify and hold Sublessor harmless, from and against any claim or claims for brokerage or other commission arising from or out of any breach of the foregoing representation and warranty by the respective indemnitor.

31. Notices

     All notices or other communications hereunder shall be in writing and shall be deemed duly delivered upon personal delivery (or attempted delivery); or as of the third (3rd) business day after mailing by United States mail, by certified, return receipt requested, postage prepaid (during times when normal mail delivery is in effect); or as of the immediately following business day after deposit for next day delivery with federal express or similar nationally recognized overnight courier service:

if to Sublessor:	Manugistics, Inc.
9715 Key West Avenue

Rockville, Maryland 20850-3915
Attention: Real Estate

with a copy to:	Venable, LLP
1201 New York Avenue, N.W.
Suite 1000
Washington, D.C. 20005
Attention: Grier Hoyt, Esquire

if to Subtenant:	Theracom, Inc.
at the Premises

with a copy to:	AdvancePCS
9501 E. Shea Boulevard
Scottsdale, AZ 85260
Attn: Pat Cannavino

prior to the Commencement Date and at the Premises thereafter. The party to receive notices and the place notices are to be sent for either Sublessor or Subtenant may be changed by notice given pursuant to the provisions of this Section 31.

32. Estoppel Certificates

     Subtenant agrees, at any time and from time to time but not more than 1 time per year (except that such limitation shall not apply in connection with a request by Prime Landlord under the Prime Lease or if there is an Event of Default), upon not less than fifteen (15) days’ prior written notice, to execute and deliver to Sublessor a statement in writing (A) certifying that this Sublease is unmodified and in full force and effect (or, if there have been modifications, that the Sublease is in full force and effect as modified and stating the modifications), (B) stating the dates to which the rent and other charges hereunder have been paid by Subtenant, (C) stating whether or not, to the best knowledge of Subtenant, Sublessor is in default in the performance of any covenant, agreement or condition contained in this Sublease, and, if so, specifying each such default of which Subtenant may have knowledge, (D) stating the address to which notices to Subtenant should be sent and, if Subtenant is a corporation, partnership, limited liability company, association, trust or other entity (collectively, “Entity”) the name and address of its registered agent or its agent for service of process in the jurisdiction in which the Building is located, (E) agreeing not to pay Monthly Rent more than thirty (30) days in advance or to amend the Sublease without the consent of Prime Landlord, and (F) containing such other matters as Sublessor may reasonably request. Any such statement delivered pursuant hereto may be relied upon by, or if so requested, addressed to any owner of the Building or the Project or any interest therein, any prospective purchaser of the Building or the Project or any interest therein, any Mortgagee or prospective Mortgagee of the Building or the Project or any interest therein, or any prospective assignee of any such Mortgagee. The failure of Subtenant to timely execute and deliver such statement to Sublessor shall constitute an acknowledgment by Subtenant of the facts set forth therein. If the statement is requested by Prime Landlord, then the references in this

Section 32 to “Sublessor” shall be deemed references to “Prime Landlord” if the context so requires.

33. Holding Over

     If Subtenant does not immediately surrender the Premises free of all subtenants and occupants on the date of expiration or earlier termination of the Term, then Sublessor shall be entitled to immediate recovery of possession of the Premises by judicial or non-judicial means lawful in the State of Maryland, and, whether or not Sublessor seeks recovery of possession of the Premises, Subtenant shall be obligated to pay as Monthly Rent during the holdover an amount (on a per month basis without reduction for partial months during the holdover) equal to the following as applicable: (A) prior to expiration or earlier termination of the term of the Prime Lease with respect to the Premises during the first sixty (60) days of such holdover: 125% of the sum of Monthly Rent and Subtenant’s Share of OE/Tax Rent, or (B) prior to the expiration or earlier termination of the term of the Prime Lease with respect to the Premises after the first sixty (60) days of such holdover: 200% of the sum of Monthly Rent and Subtenant’s Share of OE/Tax Rent, or (C) in all events after expiration of earlier termination of the term of the Prime Lease with respect to the Premises, the Monthly Base Rent (as defined in the Prime Lease) and Additional Rent (as defined in the Prime Lease) due under Section 32.8 of the Prime Lease for the entire Prime Lease Premises (and not just for the Premises). No acceptance of rent by Sublessor for any holdover period shall constitute a waiver of Sublessor’s right to immediate recovery of possession of the Premises, nevertheless, any rental amounts for such holdover period which are deposited into Sublessor’s rental account shall not be deemed accepted by Sublessor if Sublessor promptly returns such rental amounts to Subtenant. Nothing herein shall limit Sublessor’s right to recover damages pursuant to this Sublease and such other damages as are available to Sublessor at law or in equity (including but not limited to any and all damage caused by such holdover). Subtenant acknowledges that a holdover by Subtenant beyond the term of the Prime Lease with respect to the Premises shall cause a holdover by Sublessor under the Prime Lease and that the resulting damage to Sublessor may be substantial, and, in addition to payment of holdover rent for the entire Prime Lease Premises as set forth above, Subtenant shall indemnify and hold Sublessor harmless in connection therewith, pursuant to Section 19 of this Sublease.

34. Quiet Enjoyment

     Sublessor covenants that if Subtenant pays the rent and performs all of the covenants, agreements and conditions specified in this Sublease to be performed by Subtenant, Subtenant shall, for the Term, freely, peaceably and quietly occupy and enjoy the full possession of the Premises without molestation or hindrance by Sublessor, its agents or employees subject to the provisions of this Sublease and the Sublease Consent/SNDA. Entry in the Premises for inspections, repairs, alterations, improvements and installations by Sublessor, its agents, employees or contractors pursuant to Section 17 shall not constitute a breach by Sublessor of this covenant, nor entitle Subtenant to any abatement or reduction of rent.

35. [Omitted]

36. Parking

     Sublessor grants to Subtenant a non-exclusive license to use at no additional charge an allocation of Two Hundred Seventy Five (275) non-reserved and ten (10) reserved parking spaces on the 1st level of the parking garage on the Property and five (5) surface parking spaces in front of the Building for use by Subtenant, its officers, agents, employees and visitors, in accordance with the provisions of the Prime Lease. The reserved spaces shall be in the locations designated on Exhibit J attached to this Sublease. If additional space is added to the Premises, parking spaces shall be added at a ratio of four (4) spaces per 1,000 additional square feet leased.

37. Cafeteria

     So long as Subtenant or an approved assignee or sub-subtenant individually or in combination occupy the entire rentable area in the Building, Subtenant, the assignee or sub-subtenant, and their respective employees and visitors shall have the right to use the cafeteria service for breakfast and lunch at the price paid by Sublessor for same.

38. Satellite Dish/Emergency Generator/Conduit Rights

     A.     Subject to the prior written approval of Sublessor (which approval shall not be unreasonably withheld, conditioned or delayed) and the prior written approval of Prime Landlord pursuant to the Prime Lease, Subtenant shall have the right to use a portion of Sublessor’s rights to use the roof of the Building for satellite dish and antenna usage directly related to and incidental to Subtenant’s business at the Premises. All such usage shall be in compliance with Article 28 of the Prime Lease.

     B.     Subtenant shall have the right to (a) install a generator of a minimum 600kw (the “Generator”) in a location shown on Exhibit K (the “Generator Area”), and (b) use available Building riser conduit and run additional riser conduit within the Building from the Generator, roof, parking area and between floors of the Premises, subject to obtaining Prime Landlord’s written consent and Sublessor’s written consent, which consent of Sublessor shall not be unreasonably withheld, conditioned or delayed. Subtenant’s right to install the Generator shall be subject to Sublessor’s approval (which approval shall not be unreasonably withheld, conditioned or delayed) and Prime Landlord’s approval of the manner in which the Generator is installed, the manner in which any fuel pipe is installed, the manner in which any ventilation and exhaust systems are installed, the manner in which any cables are run to and from the Generator to the Premises and the measures that will be taken to eliminate any vibrations or sound disturbances from the operation of the Generator, including without limitation, any necessary two (2) hour rated enclosures or sound installation. Sublessor shall have the right to reasonably require an acceptable enclosure to hide or disguise the existence of the Generator and to minimize any adverse effect that the installation of the Generator may have on the appearance of the Building or the Park. Subtenant shall be solely responsible for obtaining all necessary governmental and regulatory approvals and for the cost of installing, operating, maintaining and removing the Generator. Subtenant shall not install or operate the Generator until Subtenant has obtained and submitted to Sublessor copies of all required governmental permits, licenses and authorizations necessary for the installation and operation of the Generator. In addition to, and without limiting Subtenant’s obligations under this Sublease, Subtenant shall comply with all applicable environmental and fire prevention Laws pertaining to Subtenant’s use of the Generator Area. Subtenant shall also be responsible for the cost of all utilities consumed in the operation of the Generator.

     C.     Subtenant shall be responsible for assuring that the installation, maintenance, operation and removal of the Generator shall in no way damage any portion of the Building or the Park. To the maximum extent permitted by Law, the installation, maintenance, operation, repair, replacement and removal of the Generator and all appurtenances in the Generator Area shall be at the sole risk of Subtenant, and Sublessor shall have no liability to Subtenant if the Generator or any appurtenances or installations are damaged for any reason. Subtenant agrees to be responsible for any damage caused to the Building or the Park in connection with the installation, maintenance, operation or removal of the Generator and, in accordance with the terms of Section 19 of this Sublease, to indemnify, defend and hold Sublessor Parties harmless from all liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including without limitation, reasonable architects’ and attorneys’ fees (if and to the extent permitted by Law), which may be imposed upon, incurred by, or asserted against Sublessor Parties in connection with the installation, maintenance, operation or removal of the Generator, including without limitation, any environmental and hazardous materials claims. In addition to, and without limiting Subtenant’s obligations under this Sublease, Subtenant covenants and agrees that the installation and use of the Generator and appurtenances shall not adversely affect the insurance coverage for the Building. If for any reason the installation or use of the Generator and/or the appurtenances results in an increase in the amount of the premiums for such coverage, then Subtenant shall be liable for the full amount of any such increase.

     Subtenant shall be responsible for the installation, operation, cleanliness, maintenance and removal of the Generator and appurtenances, all of which shall remain the personal property of Subtenant, and shall be removed by Subtenant at its own expense and at the expiration or earlier termination of the Term. Subtenant shall repair any damage caused by such removal, including the patching of any holes to match, as closely as possible, the color surrounding the area where the Generator and appurtenances were attached. Subtenant shall take the Generator Area “as is” in the condition in which the Generator Area is in as of the Commencement Date, without any obligation on the part of Sublessor to prepare or construct the Generator Area for Subtenant’s use or occupancy. Without limiting the foregoing, Sublessor makes no warranties or representations to Subtenant as to the suitability of the Generator Area for the installation and operation of the Generator. Subtenant shall have no right to make any changes, alterations, additions, decorations or other improvements to the Generator Area without Sublessor’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), and the approval of Prime Landlord pursuant to the Prime Lease. Subtenant agrees to maintain the Generator, including without limitation, any enclosure installed around the Generator in good condition and repair. Subtenant shall be responsible for performing any maintenance and improvements to any enclosure surrounding the Generator so as to keep such enclosure in good condition.

     Subtenant shall have the right to test the Generator in accordance with best practices and as and if required by law, but shall only test the Generator before or after normal business hours and at a time mutually agreed to in writing by Sublessor, Subtenant and Prime Landlord in advance. Subtenant shall be permitted to use the Generator Area solely for the maintenance and operation of the Generator, and the Generator and Generator Area are solely for the benefit of Subtenant. All electricity generated by the Generator may only be consumed by Subtenant in the Premises. Sublessor shall have no obligation to provide any services, including without limitation, electric current, to the Generator Area. Subtenant shall have no right to assign or sublet the Generator Area. Subtenant shall at all times, operate the Generator in compliance with Laws.

39. Miscellaneous

     A.     Rule Against Perpetuities. If and to the extent that this Sublease would, in the absence of the limitation imposed by this Section 39.A, be invalid or unenforceable as being in violation of the rule against perpetuity or any other rule of law relating to the vesting of interests in property or the suspension of the power of alienation of property, then it is agreed that notwithstanding any other provision of this Sublease, this Sublease and any and all options, rights and privileges granted to Subtenant thereunder, or on connection therewith shall terminate if not previously terminated, on the date which is twenty-one (21) years after the death of the last heir or issue, who are lives in being as of the date of this Sublease, of the following named persons: George W. Bush and Richard Cheney.

     B.     Gender. Feminine or neuter pronouns shall be substituted for those of the masculine form, and the plural shall be substituted for the singular number, in any place or places herein in which the context may require such substitution or substitutions.

     C.     Benefit and Burden. The terms and provisions of this Sublease shall be binding upon and shall inure to the benefit of the parties hereto and each of their respective representatives, successors and permitted assigns. Sublessor may freely and fully assign its interest hereunder.

     Neither the members comprising Sublessor, nor the partners, directors or officers of any of the foregoing (collectively, the “Parties”) shall be personally liable for the performance of Sublessor’s obligations under this Sublease. Subtenant shall look solely to Sublessor to enforce Sublessor’s obligations hereunder and shall not seek any damages against any of the Parties.

     D.     Financial Statements. Promptly after each fiscal year of Subtenant, Subtenant shall deliver to Sublessor and Prime Landlord a copy of Subtenant’s audited financial statements. Subtenant, within thirty (30) days after request from time to time but not more than one time per year (except such limitation shall not apply if an Event of Default occurs), shall provide Sublessor and Prime Landlord with current monthly or quarterly financial statements and such other information as Sublessor or Prime Landlord may reasonably request in order to create a “business profile” of Subtenant and determine Subtenant’s ability to fulfill its obligations under this Sublease. The requirement to deliver financial statements shall not apply so long as Subtenant is a public company and such information is readily available to the public.

     E.     Savings Clause. If any provision of this Sublease or the application thereof to any person or circumstance is to any extent held invalid, then the remainder of this Sublease or the application of such provision to persons or circumstances other than those as to which it is held invalid shall not be affected thereby, and each provision of this Sublease shall be valid and enforced to the fullest extent permitted by law; provided, however, that such illegal, invalid or unenforceable provision shall be rewritten in a valid, legal and enforceable manner to achieve as closely as possible the original intent.

     F.     Entity Subtenant. If Subtenant is an Entity, the persons executing this Sublease on behalf of Subtenant hereby consent, represent and warrant that Subtenant is duly organized and is duly qualified and authorized to do business in the State of Maryland; and that the person or persons executing this Sublease on behalf of Subtenant are duly authorized to sign and execute this Sublease. Upon request of Sublessor to Subtenant, Subtenant shall deliver to Sublessor documentation reasonably satisfactory to Sublessor evidencing Subtenant’s compliance with the provisions of this section. Further, Subtenant agrees to promptly execute all necessary and reasonable applications or documents confirming such registration as requested by Sublessor or its representatives, required by the jurisdiction in which the Building is located to permit the issuance of necessary permits and certificates for Subtenant’s use and occupancy of the Premises. Any delay or failure by Subtenant in submitting such application or document so executed shall not serve to delay the Commencement Date or delay or waive Subtenant’s obligations to pay rent hereunder.

     G.     Joint and Several Liability. If two or more individuals or Entities (or any combination of two or more thereof) sign this Sublease as Subtenant, the liability of each of them shall be joint and several. In like manner, if Subtenant is an Entity the members of which are, by virtue of statute or general law, subject to personal liability, the liability of each individual who was, is or becomes a member of such Entity at any time from the date of execution of this Sublease to and including the expiration or earlier termination of the Term, shall be joint and several.

     H.     Unavoidable Delays. Whenever a period of time is prescribed for the taking of an action by Sublessor or Subtenant, the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, casualty, unusually severe weather, war, terrorist activity, civil disturbances, action or inaction of a governmental entity, or any other cause beyond the reasonable control of the performing party (“Unavoidable Delays”). However, Unavoidable Delays shall not extend any period of time for the payment of Rent or other sums payable by either party or any period of time for the written exercise of an option or right by either party, or any holding over by Subtenant beyond the expiration or termination of the Term.

     I.     Governing Law. This Sublease and the rights and obligations of Sublessor and Subtenant hereunder shall be governed by the laws of the State of Maryland without regard to conflict of laws principles.

     J.     Business Day. The term “business day” means each calendar day Monday through Friday except any federal holiday.

     K.     Rules of Construction. The deletion of any printed, typed or other portion of this Sublease or any draft of this Sublease shall not evidence an intention to contradict such deleted portion. Such portion shall be deemed not to have been inserted in this Sublease. Subtenant acknowledges that this Sublease is a commercial transaction and Subtenant has had the opportunity to engage legal counsel. Accordingly, no rule of construction against the draftsperson of a document or against landlords shall be applicable to this Sublease. Section references used herein (e.g., Section 39) shall refer to section numbers of this Sublease, unless otherwise specified or unless the context clearly requires otherwise.

     L.     No Partnership. Nothing contained in this Sublease shall be deemed or construed to create a partnership or joint venture of or between Sublessor and Subtenant, or to create any other relationship between the parties hereto other than that of landlord and tenant.

     M.     No Representations by Sublessor. Neither Sublessor nor any agent or employee of Sublessor has made any representations or promises with respect to the Premises or the Property except as herein expressly set forth, and no rights, privileges, easements or licenses are acquired by Subtenant except as herein expressly set forth. Subtenant, by taking possession of the Premises, shall accept the same in the then “as is” condition, except for latent defects and punch list items. Taking of possession of the Premises by Subtenant shall be conclusive evidence that the Premises and the Building are in good and satisfactory condition at the time of such taking of possession, as provided for in Exhibit F attached hereto.

     N.     Waiver of Jury Trial. SUBLESSOR AND SUBTENANT EACH HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON OR WITH RESPECT TO ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF SUBLESSOR AND SUBTENANT HEREUNDER, SUBTENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE. SUBTENANT FURTHER AGREES NOT TO INSTITUTE, ASSERT, RAISE OR INTERPOSE ANY NON-COMPULSORY CLAIM OR COUNTERCLAIM IN ANY ACTION OR PROCEEDING INSTITUTED BY SUBLESSOR TO RECOVER POSSESSION OF THE PREMISES.

     O.     Enforcement of Sublease. If either party (the “Enforcing Party”) is required or elects to take legal action to enforce against the other party (the “Defaulting Party”) the performance of the Defaulting Party’s obligations under this Sublease, then the Defaulting Party shall immediately reimburse the Enforcing Party for all costs and expenses, including, without limitation, reasonable attorneys’ fees, litigation expenses, and expenses of investigating and preparing for suit, incurred by the Enforcing Party in its successful prosecution of that legal action. Other than in the event of a holding over by Subtenant, neither Sublessor nor Subtenant shall be entitled to consequential damages arising out of a breach of this Sublease.

     P.     Confidentiality. Neither this Sublease nor a memorandum thereof may be recorded in the land records. Sublessor and Subtenant each agrees to maintain all negotiations, financial terms and other material non-public information (“Confidential Material”) in strict confidence as provided herein. Sublessor and Subtenant each agrees not to disclose to any person not authorized herein, and to require that all authorized persons to whom it discloses the Confidential Material will not make any further disclosure of any Confidential Material. The fact that a Sublease has been executed between Sublessor and Subtenant for the Premises shall not be deemed to be Confidential Material provided that the specific financial business terms thereof are not disclosed. All Confidential Material that is provided to Sublessor or Subtenant will be used solely for informational purposes and for purposes of negotiating and finalizing a Sublease. Sublessor and Subtenant each acknowledges and confirms that the Confidential Material may be disclosed only if (i) the information is already a matter of public knowledge, (ii) the information may be necessary to Sublessor’s or Subtenant’s financial, legal or real estate consultants, purchasers, bona fide potential subtenants or assignees, or lenders (or potential purchasers or lenders), or (iii) such disclosure is required by law. Prior to disclosure of any Confidential Material, the persons receiving the Confidential Material must be advised by the disclosing party of the confidential nature of Confidential Material and agree not to make any further disclosure of any Confidential Material except to the disclosing party, or use such Confidential Material contained therein for any purpose other than for information use.

     Q.     Captions. The captions used herein are for convenience of reference only, and are not part of this Sublease, and shall in no way be deemed to define, limit, describe or modify the meaning of any provision of this Sublease.

     R.     No Light or Air Easement. Any diminution or shutting off of light, air or view by any structure which is now or may hereafter be erected on lands adjacent to the Building shall in no way affect this Sublease or impose any liability on Sublessor. Noise, dust or vibration or other incidents to new construction of improvements on lands adjacent to the Building, whether or not owned by Sublessor, shall in no way affect this Sublease or impose any liability on Sublessor. Subtenant agrees that in any such event, Subtenant shall not be entitled to any action, claim or relief, including without limitation rent reduction or abatement, or termination of this Sublease.

     S.     Consents and Approvals. If Subtenant seeks approval or consent of Sublessor and Sublessor fails to give such consent or approval, Subtenant shall not be entitled to any damages for any withholding or delay of such approval or consent.

     T.     Entire Agreement. This Sublease, together with Exhibits A, B, C, D, E, F, G, H, I, J, K and L attached hereto and made a part hereof, contains and embodies the entire agreement of the parties hereto, and no representations, inducements, or agreements, oral or otherwise, between the parties not contained and embodied in this Sublease and said Exhibits shall be of any force or effect, and the same may not be modified, changed or terminated in whole or in part in any manner other than by an agreement in writing duly signed by all parties hereto. The submission of an unsigned copy of this document to Subtenant shall not constitute an offer or option to lease the Premises. This Sublease shall become effective and binding only upon execution and delivery by both Sublessor and Subtenant.

     IN WITNESS WHEREOF, Sublessor and Subtenant have caused this Sublease to be signed in their names by their duly authorized representatives and delivered as their act and deed, intending to be legally bound by its terms and provisions.

SUBLESSOR:

MANUGISTICS, INC., a Delaware corporation

By:	/s/ Raghavan Rajaji

Name: Raghavan Rajaji
Title: Chief Financial Officer

SUBTENANT:

THERACOM, INC., an Ohio corporation

By:	/s/ Jon S. Halbert

Name: John S. Halbert
Title: Vice Chairman

EXHIBIT F

DECLARATION AS TO DATE OF DELIVERY
AND ACCEPTANCE OF POSSESSION OF PREMISES

     Attached to and made a part of the Sublease, dated the 10th day of June, 2003, entered into by and between MANUGISTICS, INC., a Delaware corporation, as Sublessor, and THERACOM, INC., an Ohio corporation, as Subtenant.

     Sublessor and Subtenant do hereby declare and evidence that possession of the Premises was accepted by Subtenant in its “as is” condition on the 24th day of July, 2003. The Sublease is now in full force and effect. For the purpose of the Sublease, the Commencement Date is established as the 22nd day of September, 2003. As of Commencement Date, Subtenant claims no right of set off against rents.

     Subtenant states that its registered agent or its agent for service of process in the State of Maryland is Corporation Services Company having an address at N.E. Chase Street, Baltimore, MD 21202, and that it is a corporation in good standing in the State of Maryland.

SUBLESSOR:

MANUGISTICS, INC., a Delaware corporation

By:	/s/ Raghavan Rajaji

Name:	Raghavan Rajaji
Title:	Chief Financial Officer

SUBTENANT:

THERACOM, INC., an Ohio corporation

By:	/s/ Jon S. Halbert

Name:	Jon S. Halbert
Title:	Vice Chairman

EXHIBIT H

FORM OF SUBLEASE GUARANTY

GUARANTY OF SUBLEASE

     THIS GUARANTY OF SUBLEASE is made as of June 10, 2003, by ADVANCEPCS, Delaware corporation (“Guarantor”), to MANUGISTICS, INC., a Delaware corporation, its successors and assigns (“Sublessor”).

     WHEREAS, by Office Lease dated December 19, 2000, as amended by First Amendment to Lease dated June 14, 2001 and Second Amendment to Lease dated March 24, 2003, JOHN F. JAEGER, Trustee (“Prime Landlord”), leased to Sublessor approximately 282,783 square feet of rentable area (the (“Prime Lease Premises”), being the entire rentable area of the Danac Stiles Corporate Office Campus at the intersection of Great Seneca Highway and Key West Avenue, Rockville, Maryland;

     WHEREAS, Sublessor has subleased to Theracom, Inc., an Ohio corporation (“Subtenant”) certain premises (the “Premises”) located at 9715-C Key West Avenue, Rockville, Maryland, being a portion of the Prime Lease Premises, pursuant to that certain Sublease by and between Sublessor and Subtenant dated June 10, 2003 (the “Sublease”); for purposes of this Guaranty, the term “Subtenant” shall include any and all sublessees and assignees of Subtenant at the Premises, and all successors and assigns of Subtenant and such sublessees and assignees;

     WHEREAS, Guarantor owns one hundred percent (100%) of the issued and outstanding stock of Subtenant;

     WHEREAS, Guarantor is materially benefited by the Sublease and is not just an accommodation party, and the undertaking by Guarantor to execute and deliver this Guaranty is a material inducement to Sublessor to enter into the Sublease.

     NOW THEREFORE, in consideration of the premises, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor agrees with Sublessor as follows:

     1.     Each of the above recitals is incorporated herein as if restated in full.

     2.     Guarantor unconditionally and irrevocably guarantees that all rent and other sums stated in the Sublease to be payable by Subtenant (collectively, “Rent”) will be promptly paid in full when due in accordance with the Sublease and that Subtenant will perform and observe each and every covenant and agreement in the Sublease required to be performed and observed by Subtenant (the “Obligations”). This Guaranty is irrevocable, unconditional and absolute, and if for any reason any Rent shall not be paid promptly when due, or any Obligation shall not be timely performed or observed, Guarantor shall, promptly without notice, and prior to the expiration of any period of grace provided for in the Sublease, pay such Rent or perform such Obligation regardless of (a) any defenses or rights of set-off or counterclaims which Subtenant or

Guarantor may have or assert against Sublessor, (b) whether Sublessor shall have taken any steps to enforce any rights against Subtenant or any other person to collect such sum or any part thereof or (c) the termination as a result of the default of Subtenant thereunder. Guarantor also agrees to pay to Sublessor the cost and expense incurred by Sublessor in collecting such sums or any part thereof from Subtenant or Guarantor or of otherwise enforcing the Sublease or this Guaranty, including, without limitation, reasonable attorneys’ fees. This Guaranty is a guaranty of payment and performance and not of collection only.

     3.     Guarantor is fully aware of the financial condition of Subtenant and is executing and delivering this Guaranty based solely upon Guarantor’s own independent investigation of all matters pertinent hereto and is not relying in any manner upon any representation or statement of Sublessor. Guarantor represents and warrants that Guarantor is in a position to obtain, and Guarantor hereby assumes full responsibility for obtaining, any additional information concerning Subtenant’s financial condition and any other matter pertinent hereto as Guarantor may desire, and Guarantor is not relying upon or expecting Sublessor to furnish to Guarantor any information now or hereafter in Sublessor’s possession concerning the same or any other matter. By executing this Guaranty, Guarantor knowingly accepts the full range of risks encompassed within a contract of this type, which risks Guarantor acknowledges. Guarantor shall have no right to require Sublessor to obtain or disclose any information with respect to the financial condition or character of Subtenant or Subtenant’s ability to pay the Rent and perform the Obligations, or the existence or nonexistence of any other guaranties of all or any part of the Rent or the Obligations.

     4.     (a) The obligations, covenants and agreements of Guarantor under this Guaranty shall in no way be affected or impaired by reason of the happening from time to time of any of the following, although without notice to or the further consent of Guarantor: (i) the waiver by Sublessor of the performance or observance by Subtenant, Guarantor or any other party of any of the agreements, covenants or conditions contained in the Sublease or this Guaranty; (ii) the extension, in whole or in part, of the time for payment by Subtenant or Guarantor of any sums owing or payable under the Sublease or this Guaranty, or of any other sums or obligations under or arising out of or on account of the Sublease or this Guaranty; (iii) any assignment of the Sublease or subletting of the Premises or any part thereof, whether or not permitted; (iv) the modification or amendment (whether material or otherwise) of any of the obligations of Subtenant under the Sublease; (v) any failure, omission or delay on the part of Sublessor to enforce, assert or exercise any right, power or remedy conferred on or available to Sublessor in or by the Sublease, this Guaranty, or any other guaranty of the Sublease, or any action on the part of Sublessor granting indulgence or extension in any form whatsoever; (vi) the failure of Sublessor to file or enforce a claim against the estate (either in administration, bankruptcy or any other proceeding) of Subtenant or any other guaranty of this Sublease; (vii) the voluntary or involuntary liquidation, dissolution or sale of any or all of the assets, marshaling of assets and liabilities, receivership, conservatorship, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceeding affecting, Subtenant or Guarantor or any of Subtenant’s or Guarantor’s assets; or (viii) the release of Subtenant or Guarantor from the performance or observance of any of the agreements, covenants, terms or conditions contained in the Sublease or this Guaranty by operation of law.

          (b) To the extent not prohibited by law, Guarantor hereby expressly waives (i) any right Guarantor may now or hereafter have to any hearing prior to the attachment of any real or personal property of Guarantor to satisfy the obligations of Guarantor hereunder, (ii) the benefits of any present or future constitution, statute or rule of law which exempts property from liability for debt, (iii) any defense based upon an election of remedies by Sublessor which destroys or otherwise impairs the subrogation rights of Guarantor or the right of Guarantor to proceed against Subtenant for reimbursement or both; and (iv) any rights or defenses based upon an offset by Guarantor against any obligation now or hereafter owed to Guarantor by Subtenant; it being the intention hereof that Guarantor shall remain liable as principal, to the extent set forth herein, until the full payment of all Rent and full performance of all the Obligations notwithstanding any act, omission or thing which might otherwise operate as a legal or equitable discharge of Guarantor.

     5.     An Event of Bankruptcy (as defined in the Sublease) shall in no way excuse Guarantor from its obligations pursuant to this Guaranty.

     6.     Notice of acceptance of this Guaranty and notice of any obligations or liabilities contracted or incurred by Subtenant are hereby waived by Guarantor. Guarantor hereby waives presentment, demand for payment, notice of dishonor, protest and notice of non-payment or non-performance.

     7.     Guarantor represents and warrants to Sublessor as follows:

(i) Guarantor has full right and authority to enter into this Guaranty and to perform all of its obligations hereunder.

(ii) No consent, joinder or approval of any other person or party is required with respect to Guarantor’s right and authority to enter into this Guaranty and to perform its obligations hereunder.

     8.     If Subtenant defaults under the Sublease, then until the Obligations are fully performed and the Rent paid, any indebtedness (including, without limitation, interest obligations) of Subtenant to Guarantor now or hereafter existing shall be, and such indebtedness hereby is deferred, postponed and subordinated to the Rent and the Obligations. Guarantor hereby unconditionally and irrevocably agrees that if Subtenant defaults under the Sublease, then until the Obligations are fully performed and the Rent paid, (i) Guarantor will not at any time assert against Subtenant (or Subtenant’s estate in the event Subtenant becomes bankrupt or becomes the subject of any case or proceeding under the bankruptcy laws of the United States of America) any right or claim to indemnification, reimbursement, contribution or payment for or with respect to any and all amounts Guarantor may pay or be obligated to pay Sublessor, including, without limitation, the Rent, and any and all Obligations which Guarantor may perform, satisfy or discharge, under or with respect to this Guaranty unless such assertion shall be expressly subordinate to the claims of Sublessor; (ii) Guarantor subordinates all such rights and claims and any other rights and claims to indemnification, reimbursement, contribution or payment which Guarantor, or any of them, may have now or at any time against Subtenant (or Subtenant’s estate in the event Subtenant becomes bankrupt or becomes the subject of any case or proceeding under any bankruptcy laws); (iii) Guarantor subordinates any right of subrogation, and Guarantor waives any right to enforce any remedy which Sublessor now has or may hereafter have against Subtenant; (iv) Guarantor subordinates its right to any benefit of, and any right to participate in, any security, if any, now or hereafter held by Sublessor; and (v) Guarantor waives any defense based upon an election of remedies by Sublessor which destroys or otherwise impairs any subrogation rights of Guarantor or the right of Guarantor to proceed against Subtenant for reimbursement. The provisions of this Section 8 of this Guaranty shall continue and survive until the payment of the Rent and the satisfaction of the Obligations and the termination or discharge of Guarantor’s obligations under this Guaranty. Guarantor further hereby unconditionally and irrevocably agrees and guarantees (on a joint and several basis with Subtenant) to make full and prompt payment to Sublessor of any of the Rent or other sums paid to Sublessor pursuant to the Sublease which Sublessor is subsequently ordered or required to pay or disgorge on the grounds that such payments constituted an avoidable preference or a fraudulent transfer under applicable bankruptcy, insolvency or fraudulent transfer laws; and Guarantor shall fully and promptly indemnify Sublessor for all costs (including, without limitation, attorney’s fees) incurred by Sublessor in defense of such claims of a voidable preference or fraudulent transfer.

     9.     Sublessor need not inquire into the power of Subtenant or Guarantor or the authority of the officers, directors or agents acting or purporting to act on their behalf.

     10.     Guarantor hereby waives trial by jury in any action, proceeding or permitted counterclaim brought in any matter, directly or indirectly, arising out of or with respect to this Guaranty, that may hereafter be instituted with respect to this Guaranty.

     11.     This Guaranty shall be governed by and construed in accordance with the laws of the State of Maryland without regard to its conflicts of law provisions. Guarantor hereby agrees that it will submit and does hereby irrevocably submit to the personal jurisdiction of the Maryland State courts and the United States District Court for Maryland and will not attempt to have any action brought therein dismissed, abated, or transferred on the ground of forum non conveniens or similar grounds; provided, however, that nothing contained herein shall prohibit Guarantor or Sublessor from seeking, by appropriate motion, to remove any action brought in a Maryland court to the United States District Court for Maryland. If such action is so removed, however, Guarantor shall not seek to transfer such action to any other district.

     12.     This Guaranty may not be modified or amended except by a written agreement duly executed by Guarantor and Sublessor.

     13.     Guarantor’s liability hereunder shall be primary and not secondary, and shall be joint and several with that of Subtenant and any other guarantor of Subtenant’s obligations under the Sublease. Sublessor may proceed against Guarantor under this Guaranty without initiating or exhausting its remedy or remedies against Subtenant, and may proceed against Subtenant and/or Guarantor separately or concurrently. In the event Sublessor receives in excess of the Obligations from among Subtenant, Guarantor and any other party, then so long as Subtenant, Guarantor and each such other paying party has not filed for protection under bankruptcy or similar debtor’s rights laws, within ninety-one (91) days (or such greater time period as allowed by applicable bankruptcy law or non-bankruptcy law for avoidance of transfers) after Sublessor’s receipt of the final payment by all such parties, Sublessor shall make appropriate refund of such excess.

     14.     Within five (5) days after Sublessor’s written request to Guarantor, Guarantor shall execute and deliver to Sublessor a statement in writing setting forth any amendments to this Guaranty and stating whether or not this Guaranty is in full force and effect and specifying what reasons or defenses, if any, support any claim that this Guaranty is not in full force and effect.

     15.     Any notice which Sublessor may elect to send to Guarantor shall be binding upon Guarantor if mailed to him or her at the address set forth above or his last address known to Sublessor, by United States Certified or Registered Mail, Return Receipt Requested. Any notice sent by Guarantor to Sublessor in connection with this Guaranty shall be delivered to the address and in the manner set forth in the Sublease.

     16.     This Guaranty shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and assigns. Prime Landlord is not a party to this Guaranty, but Prime Landlord shall be a third party beneficiary of this Guaranty.

     17.     The amount and/or extent of liability of Guarantor, and all rights, powers and remedies of Sublessor hereunder and under any other agreement now or at any time hereafter in force between Sublessor and Guarantor relating to the Rent or Obligations shall be cumulative and not alternative, and such rights, powers and remedies shall be in addition to all rights, powers and remedies given to Sublessor by law. If any term, covenant or condition of this Guaranty or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Guaranty or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term, covenant or condition of this Guaranty shall be valid and be enforced to the fullest extent permitted by law.

     IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be executed as of the date first above written.

GUARANTOR:

ADVANCEPCS, a Delaware corporation

By:	/s/ Jon S. Halbert

Name: Jon S. Halbert
Title: Vice Chairman